UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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The Goodyear Tire & Rubber Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of
2007 Annual Meeting of Shareholders
and
Proxy Statement

The Goodyear Tire & Rubber Company

1144 East Market Street
Akron, Ohio 44316-0001

DATE:	April 10, 2007

TIME:	9:00 A.M., Akron Time

PLACE:	Offices Of The Company Goodyear Theater 1201 East Market Street Akron, Ohio

YOUR VOTE IS IMPORTANT

Please vote. Most shareholders may vote by Internet or telephone as well as by mail.

Please refer to your proxy card or page 48 of the Proxy Statement for information on how to vote by
Internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the enclosed envelope.

ROBERT J. KEEGAN
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

March 9, 2007

Dear Shareholders:

You are cordially invited to attend Goodyear’s 2007 Annual Meeting of Shareholders, which will be held at the Goodyear Theater, 1201 East Market Street, Akron, Ohio, at 9:00 A.M., Akron Time, on Tuesday, April 10, 2007. During the meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement, and give a report on matters of current interest to our shareholders.

This booklet includes the Notice of Annual Meeting as well as the Proxy Statement, which provides information about Goodyear and describes the business we will conduct at the meeting.

We hope you will be able to attend the meeting.  Whether or not you plan to attend, it is important that you vote via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your proxy. Remember, your vote is important!

Sincerely,

Robert J. Keegan
Chairman of the Board,
Chief Executive Officer
and President

THE GOODYEAR TIRE & RUBBER COMPANY

NOTICE OF THE

2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON April 10, 2007

To The Shareholders:

The 2007 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation, will be held at the Goodyear Theater (in the Company’s Principal Office Complex), 1201 East Market Street, Akron, Ohio, on Tuesday, April 10, 2007 at 9:00 A.M., Akron Time, for the following purposes:

1.	To elect eleven members of the Board of Directors to serve one-year terms expiring at the 2008 Annual Meeting of Shareholders (Proxy Item 1); and

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Goodyear for 2007 (Proxy Item 2); and

3.	To consider and vote upon three Shareholder Proposals (Proxy Items 3, 4, and 5), if properly presented at the Annual Meeting; and

4.	To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors fixed the close of business on February 16, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the 2007 Annual Meeting. Only holders of record of Goodyear Common Stock at the close of business on February 16, 2007 will be entitled to vote at the 2007 Annual Meeting and adjournments, if any, thereof.

March 9, 2007
By order of the Board of Directors:

C. Thomas Harvie, Secretary

Please complete, date and sign your Proxy and return it promptly in the enclosed envelope, or vote via the Internet or by telephone.

I

PROXY STATEMENT

The Goodyear Tire & Rubber Company

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear,” “Company,” “we,” “our” or “us”), to be voted at the annual meeting of shareholders to be held April 10, 2007 (the “Annual Meeting”), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

Goodyear’s executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is 330-796-2121.

Our Annual Report to Shareholders for the year ended December 31, 2006 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related materials are first being sent to shareholders is March 9, 2007.

Shares Voting.  Holders of shares of the Common Stock, without par value, of Goodyear (the “Common Stock”) at the close of business on February 16, 2007 (the “record date”) are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 180,693,799 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

Quorum.  In order for any business to be conducted, holders of at least a majority of shares entitled to vote must be represented at the meeting, either in person or by proxy.

Adjourned Meeting.  The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

Vote Required.  The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for any management or shareholder proposal to be adopted at the Annual Meeting. In the election of directors, the eleven candidates receiving the most votes will be elected.

Abstentions, “withheld” votes and “broker non-votes” do not affect the election of directors and have the same effect as votes against any proposal voted upon by shareholders.

Cumulative Voting For Directors.  In the voting for directors, you have the right to vote cumulatively for candidates nominated prior to the voting. In voting cumulatively for Directors, you may (a) give one candidate the number of votes equal to eleven times the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes among the eleven candidates as desired.

Voting Of Proxy.  Messrs. Richard J. Kramer, C. Thomas Harvie and Bertram Bell, have been designated as proxies to vote (or withhold from voting) shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the Internet or by telephone.

Your shares will be voted for the eleven nominees identified at pages 6 through 8, unless your instructions are to withhold your vote from any one or more of the nominees or to vote cumulatively for one or more of the nominees for election. The proxies may cumulatively vote your shares if they consider it appropriate, except to the extent you expressly withhold authority to cumulate votes as to a nominee.

Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

Proxies received and not revoked prior to the Annual Meeting will be voted in favor of the proposals of the Board of Directors to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Goodyear for 2007 (Proxy Item 2), and against the shareholder proposals (Proxy Items 3, 4, and 5), unless your instructions are otherwise.

Voting Shares Held in Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the election of directors (Proxy Item 1) and the ratification of the selection of accounting firm (Proxy Item 2), but do not have discretion to vote on non-routine matters, such as the shareholder proposals (Proxy Items 3, 4, and 5). If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority (a broker non-vote). Broker non-votes will have no effect on the election of Directors, but will have the same effect as a vote against the other proposals.

Confidentiality.  Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request.

Revocability Of Proxy.  You may revoke or revise your proxy (whether given by mail, via the Internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote previously taken. If you hold your shares in “street name” please refer to the information forwarded by your broker, bank or nominee who is considered the shareholder of record for procedures on revoking or changing your proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual, Board of Directors and Executive Officers Conflicts of Interest Policy and charters for each of the Audit, Compensation, Corporate Responsibility and Compliance, Finance, and Governance Committees are available at http://www.goodyear.com/investor/investor_governance.html. Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document. A copy of the committee charters and corporate governance policies may also be obtained upon request to the Goodyear Investor Relations Department.

Board Independence

The Board has determined that ten of the current directors are independent within the meaning of Goodyear’s independence standards, which are based on the criteria established by the New York Stock Exchange and are included as Annex I to Goodyear’s Corporate Governance Guidelines which are available at http://www.goodyear.com/investor/investor_governance.html. Mr. Keegan, the Chairman of the Board and Chief Executive Officer, is not considered independent. In addition, in light of his ongoing relationship with the United Steelworkers (the “USW”), Mr. Wessel is not considered independent. Further, the Board expects that Mr. Wessel will recuse himself from discussions and deliberations regarding Goodyear’s relationship with the USW. The Board also determined that the nature and size of the ordinary course commercial relationships between Goodyear and Delphi Corporation and Sprint Nextel Corp. did not implicate the independence of Messrs. O’Neal and Forsee, respectively.

Board Structure and Committee Composition

As of the date of this proxy statement, Goodyear’s Board has 12 directors classified into three classes and the following five committees: (1) Audit, (2) Compensation, (3) Corporate Responsibility and Compliance, (4) Finance, and (5) Governance. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Goodyear’s website at http://www.goodyear.com/investor/investor_governance.html. During the 2006 fiscal year, the Board held 11 meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged to attend annual meetings of Goodyear shareholders. All twelve directors attended the last annual meeting of shareholders. As described on Goodyear’s website at http://www.goodyear.com/investor/investor contact brd.html, shareholders may communicate with the Board or any of the Directors (including, the Lead Director or the Non-Management Directors as a group) by sending correspondence to the Office of the Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001. All communications will be compiled by the Secretary and submitted to the Board or the individual Directors on a periodic basis.

Corporate
Responsibility
and
Name of Director	Audit		Compensation		Compliance		Finance		Governance		Class(1)

Non-Employee Directors
James C. Boland	X	*					X				III
John G. Breen	X		X	*							II
Gary D. Forsee	X		X								I
William J. Hudson, Jr.			X				X	*			II
Steven A. Minter					X	*			X		III
Denise M. Morrison			X						X		I
Rodney O’Neal							X		X	*	II
Shirley D. Peterson	X								X		II
G. Craig Sullivan(2)			X		X						I
Thomas H. Weidemeyer					X		X				I
Michael R. Wessel					X						III
Employee Director
Robert J. Keegan											II
Number of Meetings in Fiscal 2006	7		4		3		4		5

X = Committee member; * = Chair; (1) Beginning with the 2007 Annual Meeting of Shareholders all directors will be elected to one year terms and the Board will no longer be classified. (2) Mr. Sullivan has been a director since April 11, 2006.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements related to financial reporting, the independent accountants’ qualifications and independence and the performance of Goodyear’s internal auditors and independent accountants. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of Goodyear’s independent accountants; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent accountants; oversees investigations into complaints concerning financial matters; and reviews policies and guidelines with respect to risk assessment and risk management, including Goodyear’s major financial risk exposures. The Audit Committee works closely with management as well as Goodyear’s independent accountants. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that each member of the Audit Committee is independent and each of Messrs. Boland, Breen, and Forsee is an audit committee financial expert. The report of the Audit Committee is on page 47 of this proxy statement.

Compensation Committee

The Board of Directors has delegated to the Compensation Committee primary responsibility for establishing and administering Goodyear’s compensation programs for executive officers and other key personnel. The Compensation Committee is composed entirely of independent directors. The Compensation Committee oversees Goodyear’s compensation and benefit plans and policies, administers its stock plans (including reviewing and recommending equity grants to executive officers), and reviews and approves annually all compensation decisions relating to executive officers, including those for the CEO and other executive officers. The Compensation Committee also prepares a report on executive compensation for inclusion in the annual proxy statement and reviews and discusses the Compensation Discussion and Analysis with management and recommends its inclusion in the annual proxy statement. The Report of the Compensation Committee is on page 24 of this proxy statement.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to executive officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. The Compensation Committee informs the independent directors of the Board regarding its decisions regarding compensation for the CEO and other elected officers. Under its charter, the Compensation Committee may delegate its authority to one or more of its members as appropriate.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for executive officers. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention. From time to time, the Compensation Committee solicits advice from an outside compensation consultant, Towers Perrin, on executive compensation matters relating to the CEO and other executive officers. This advice has consisted primarily of assistance with benchmarking compensation for senior executives and directors, and advice on current and evolving market practices in the areas of perquisites, change in control benefits, and retiree medical benefits.

Committee on Corporate Responsibility and Compliance

The Committee on Corporate Responsibility and Compliance reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee may also recommend appropriate new policies to the Board of Directors.

Finance Committee

The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, risk management strategies, banking arrangements and lines of credit and pension plan funding. The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counter party risk, derivative usage, credit ratings, and investor relations activities.

Governance Committee

The Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board of Directors. The Committee also develops and recommends appropriate corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors. The Board has determined that each member of the Governance Committee is independent.

Consideration of Director Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Governance Committee seeks to address the criteria described below under “Director Selection Guidelines” as well as any needs for particular expertise on the Board.

Any shareholder desiring to submit a proposed candidate for consideration by the Governance Committee should send the name of such proposed candidate, together with biographical data and background information concerning the candidate, to: The Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001.

Director Selection Guidelines

The Board of Directors has approved Director Selection Guidelines that apply to prospective Board members. Under these criteria, members of the Board should have a reputation for high moral character, integrity and sound judgment, substantial business expertise, financial literacy, achievement in his or her chosen field, should have adequate time to devote to Goodyear, and should have the ability to effectively serve several years prior to retirement at age 70. A person’s particular expertise and ability to satisfy Goodyear’s independence standards and those of the New York Stock Exchange may also be evaluated. Each Director must have the ability to fully represent Goodyear’s diverse constituencies.

Identifying and Evaluating Nominees for Director

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee also retains third-party executive search firms to identify candidates. In addition, under our prior master labor agreement with the United Steelworkers (the “USW”), the USW had the right to nominate a candidate for consideration for membership on the Board. Mr. Wessel, who became a Director in December 2005, was identified and recommended by the USW. Mr. Sullivan was initially identified as a candidate for membership to the Board by a third-party search firm.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the Director Selection Guidelines described above. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s Director Selection Guidelines.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. An executive session is generally held in conjunction with each regularly scheduled Board meeting. Executive sessions are led by a “Lead Director,” who is elected by the Board. Mr. John G. Breen currently serves as the Lead Director.

ELECTION OF DIRECTORS
(Item 1 on your Proxy)

The Board of Directors has selected the following eleven nominees recommended by the Governance Committee for election to the Board of Directors. The Company’s Code of Regulations sets the number of directors at eleven, but authorizes the Board to increase the number of directors to no more than fifteen persons, and to decrease the number of directors to no less than nine persons. On February 27, 2007, the Board set the number of directors at eleven, effective immediately prior to the annual meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board of Directors.

JAMES C. BOLAND

Vice Chairman of Cavaliers Operating Company, LLC

Mr. Boland was the President and Chief Executive Officer of Cavs/Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002. He became Vice Chairman of that organization on January 1, 2003, which, following a change in ownership, was renamed the Cavaliers Operating Company, LLC. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Mr. Boland is a director of Invacare Corporation and The Sherwin-Williams Company.

Age: 67

Director since: December 18, 2002

JOHN G. BREEN

Retired.  Formerly Chairman of the Board of The Sherwin-Williams Company, a manufacturer of paints, coatings and related products.

Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is also a director of The Stanley Works.

Age: 72

Director since: January 7, 1992

WILLIAM J. HUDSON, JR.

Retired.  Formerly President and Chief Executive Officer and a Director of AMP, Incorporated, a global manufacturer of electrical and electronic components and assemblies.

Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a member of the Executive Committee of the United States Council for International Business.

Age: 72

Director since: November 7, 1995

ROBERT J. KEEGAN

Chairman of the Board, Chief Executive Officer and President of Goodyear

Mr. Keegan joined Goodyear on October 1, 2000, and he was elected President and Chief Operating Officer and a Director of Goodyear on October 3, 2000 and President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective July 1, 2003. Prior to joining Goodyear, Mr. Keegan was an Executive Vice President of Eastman Kodak Company. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through September 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation.

Age: 59

Director since: October 3, 2000

STEVEN A. MINTER

Retired.  Formerly President and Executive Director of The Cleveland Foundation, a community trust devoted to health, education, social services and civic and cultural affairs.

Mr. Minter was the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, from January 1, 1984 to June 30, 2003, when he retired. Since September 1, 2003, Mr. Minter has served as a part-time Executive-in-Residence at Cleveland State University.

Age: 68

Director since: February 12, 1985

DENISE M. MORRISON

Senior Vice President, President Campbell USA Soup, Sauce and Beverage

Ms. Morrison has served as the President of the Campbell USA Soup, Sauce and Beverage division of The Campbell Soup Company since June 2005. From April 2003 to June 2005 she served as Campbell Soup’s President of Global Sales and Chief Customer Officer. She has been a Senior Vice President of Campbell Soup since April 2003. Prior to joining Campbell Soup, Ms. Morrison served in various managerial positions at Kraft Foods, including as Executive Vice President/General Manager of the Snacks Division from October 2001 to March 2003 and the Confections Division from January 2001 to September 2001. Ms. Morrison also served in various managerial positions at Nabisco Inc. from 1995 to 2000 and at Nestle USA from 1984 to 1995.

Age: 53

Director since: February 23, 2005

RODNEY O’NEAL

Chief Executive Officer and President, Delphi Corporation

Mr. O’Neal has served in various managerial positions at Delphi Corporation since 1999 and has served as the Chief Executive Officer and President since January 1, 2007. Mr. O’Neal also serves on Delphi’s Board of Directors. Mr. O’Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including Vice President of General Motors and President of Delphi Interior Systems prior to Delphi’s separation from General Motors.

Age: 53

Director since: February 3, 2004

SHIRLEY D. PETERSON

Retired.  Formerly partner in the law firm of Steptoe & Johnson LLP

Mrs. Peterson was President of Hood College from 1995-2000. From 1989 to 1993 she served in the U.S. Government, first appointed by the President as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson is also a director of AK Steel Corp., Champion Enterprises, Federal-Mogul Corp., Wolverine Worldwide Inc. and is an independent trustee for DWS Scudder Mutual Funds.

Age: 65

Director since: April 13, 2004

G. CRAIG SULLIVAN

Retired.  Former Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan served as Chairman and Chief Executive Officer of Clorox from 1992 to 2003. Prior to assuming the top position in 1992, he served in various managerial positions at Clorox including group vice president responsible for both manufacturing and marketing of household products for Clorox. Before joining Clorox, Mr. Sullivan held various sales management positions with The Procter & Gamble Company and American Express. Mr. Sullivan is also a director of Kimberly-Clark Corporation and Mattel, Inc.

Age: 66

Director since: April 11, 2006

THOMAS H. WEIDEMEYER

Retired.  Formerly Senior Vice President and Chief Operating Officer of United Parcel Service, Inc.

Until his retirement in February 2004, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company, since January 2001, and President of UPS Airlines since June 1994. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer became Manager of the Air Group and a member of the Management Committee that same year. In 1998 he was elected as a Director and he became Chief Operating Officer of United Parcel Service, Inc. in 2001. Mr. Weidemeyer is also a director of NRG Energy, Inc. and Waste Management, Inc.

Age: 59

Director since: December 9, 2004

MICHAEL R. WESSEL

President of The Wessel Group Incorporated,

Mr. Wessel has served as President of The Wessel Group Incorporated, a government and political affairs consulting firm, since May 2006. Prior to founding the Wessel Group, Mr. Wessel served as a consultant for the Downey McGrath Group, a government affairs consulting firm, from March 1999 to April 2006. Mr. Wessel is an attorney with almost 30 years experience as a policy and international trade advisor in Washington, D.C. In 1977 as a staff assistant to Richard Gephardt, he advised government officials on a wide range of domestic and international issues, and in 1984 he was named legislative director. In 1989, he became the policy director and in 1991 he was named general counsel for the Congressman. Mr. Wessel also served as a key economic and trade policy advisor for Mr. Gephardt’s presidential campaigns in 1987-88 and 2003-04, as well as John Kerry’s campaign in 2004. He was a senior policy advisor for the Clinton/Gore Transition Office in 1992 and 1993.

Age: 47

Director since: December 6, 2005

As a result of his responsibilities at Sprint Nextel Corp., where he is Chairman of the Board, Chief Executive Officer and President, and in particular due to overlapping Board meeting dates in the future, Mr. Gary D. Forsee, currently a Class I Director, has declined to stand for reelection.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on your Proxy)

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit Goodyear’s consolidated financial statements and its internal control over financial reporting for the fiscal year ending December 31, 2007. During fiscal year 2006, PwC served as Goodyear’s independent registered public accounting firm and also provided audit related, tax and other services. See “Principal Accountant Fees and Services” on page 46. Representatives of PwC are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The following resolution will be presented by your Board of Directors at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2007 is hereby ratified.”

In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent accountants for 2008.

SHAREHOLDER PROPOSALS
Shareholder Proposal #1
(Item 3 on your Proxy)

The proposal set forth below has been submitted by a shareholder.

3 — Adopt Simple Majority Vote

RESOLVED:  Comprehensive Commitment to Adopt Simple Majority Vote. Shareholders recommend that our Board take each step necessary for adoption of a simple majority vote to apply to the greatest extent possible. This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the majority vote required for formal adoption of this proposal topic.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

Victor Rossi, P.O. Box 249, Boonville, CA 95415 sponsors this proposal.

This topic won our 73% yes-vote at our 2006 annual meeting. At least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote. This topic also won a 67% yes-vote average at 19 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67% vote to make certain key governance changes at our company, if 66% vote yes and only 1% vote no — only 1% could force their will on our overwhelming 66% majority.

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006, it was reported (and certain concerns are noted):

•	Goodyear funded a $1 million director gift plan that could impact our directors’ independence.

•	No shareholder right to Act by Written Consent.

•	No director stock ownership requirement.

•	No independent chairman.

•	Our lead director was age 72 and may not be optimally independent due to his long tenure.

•	Two directors had long tenure of 14 to 21 years each which may negatively impact objectivity or independence.

•	Two directors may be overcommitted with more than four (4) board seats each.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for simple majority vote.

Adopt Simple Majority Vote
Yes on 3

STATEMENT OF THE BOARD OF DIRECTORS
OPPOSING SHAREHOLDER PROPOSAL #1
ITEM 3

Your Board of Directors recommends a vote against this shareholder proposal for the following reasons:

The proposal is confusing because it is unclear whether “simple majority vote” refers to a majority of the shares outstanding or a majority of votes cast. If the proponent intends the latter, then the Company would be unable to change the voting requirements with respect to the two matters described below as the minimum vote required under Ohio law for amending either the Articles of Incorporation or Code of Regulations is a majority of the shares outstanding.

Almost all shareholder votes at Goodyear are already determined by a majority vote of the outstanding shares. Under Goodyear’s Articles of Incorporation and Code of Regulations there are two actions which require a vote of more than a majority of the outstanding shares: an amendment to the Articles of Incorporation and the removal of a Director. Each requires a two-thirds vote of the outstanding shares. Amending either of these provisions to reduce the voting threshold to a majority of the outstanding shares would require the affirmative vote of two-thirds of the outstanding shares. However, the Board believes that it is still appropriate to require a two-thirds vote for these two matters and therefore opposes this proposal.

Assuming that “simple majority votes” refers to a majority of the shares outstanding, the Board believes that any concerns regarding the two-thirds requirement for removal of a director have been effectively addressed by the Board’s proposal in last year’s proxy statement to provide for the annual election of directors. As a result of the passage of that proposal, beginning this year all directors will be elected to one-year terms. Further, given that, under Ohio law, shareholders have the right to vote cumulatively for directors, elimination of the two-thirds removal requirement has the potential to frustrate the rights of a minority of shareholders that may have voted for the election of a particular director. With respect to amendments to the Articles of Incorporation, — which in general deal only with the composition of the Company’s capital structure — the two-thirds requirement ensures that key corporate decisions, such as last year’s proposal to increase the number of authorized shares, have the wide support of shareholders.

The Board also strongly takes issue with the proponent’s characterization of the Company’s corporate governance practices. Goodyear has an independent, active and effective Board of Directors committed to the highest quality corporate governance. In addition to continually updating its Corporate Governance Guidelines, committee charters and Board practices, the Board has enacted many governance enhancements. For example, in recent years, the Board of Directors has responded to shareholder concerns by proposing to amend our Code of Regulations to provide for the annual election of directors, effected an early termination of Goodyear’s “poison pill” and adopted a formal policy to address shareholder proposals that receive a majority of the votes cast. Finally, the Board notes that each Director makes a significant contribution regardless of the length of their tenure and other responsibilities. Moreover, each year the Governance Committee conducts an evaluation of the full Board in order to ensure its effectiveness and improve its performance.

In sum, the Board believes that Goodyear’s few supermajority voting requirements promote the Board’s longstanding goal of providing effective governance and value protection for the long-term benefit of shareholders.

Your Board of Directors recommends that shareholders vote AGAINST the adoption of Shareholder Proposal #1 (Proxy Item 3).

Shareholder Proposal #2
(Item 4 on your Proxy)

The proposal set forth below has been submitted by a shareholder.

Pay-for-Superior-Performance Proposal

RESOLVED:  That the shareholders of The Goodyear Tire & Rubber Company (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

We urge you to vote FOR this resolution.

STATEMENT OF THE BOARD OF DIRECTORS
OPPOSING SHAREHOLDER PROPOSAL #2
ITEM 4

Your Board of Directors recommends a vote against this shareholder proposal for the following reasons:

Pay-for-performance is already the single most important principle underlying Goodyear’s executive compensation system. This emphasis has helped drive strong performance since Mr. Keegan became Chief Executive Officer on January 1, 2003: during the 4-year period from January 1, 2003 through December 31, 2006, total shareholder return on Goodyear’s common stock was 208.2%, compared with a total return during the same period of 73.3% for the S&P 500. This performance occurred during a period in which Goodyear faced a number of substantial challenges facing the tire industry generally, such as increasing competition from low-cost manufacturers, manufacturing overcapacity and rising raw material prices. During this period, Goodyear was also faced with several company-specific challenges, such as two significant negotiations with the United Steelworkers on the terms of a master labor agreement covering most of its manufacturing facilities in North America, the implementation of a comprehensive financing strategy, and the need to implement significant cost reductions.

Goodyear’s emphasis on pay for performance is reflected in the mix of the components of an executive officer’s compensation. Annual base salaries are targeted below median market rates and a significant portion of an executive’s compensation is in the form of annual bonuses and long-term incentive awards tied to the performance of the Company. The performance measures for these awards are based primarily on the Company’s budgetary process and are usually expressed in terms of attainment of cash flow, EBIT or net income targets. For 2006, approximately 80% of compensation for executive officers was tied to the performance of the Company. (See the Compensation Discussion and Analysis at page 16 for more information about Goodyear’s compensation program.)

The Company believes that linking performance goals to its own circumstances and planning process, as opposed to the financial performance of peers, is the most effective way to maximize shareholder value. Since at any point in time peer companies can be in different circumstances from Goodyear or seeking to implement different strategies, linking incentives only to a comparison against peer performance on various measures could have unintended and unwanted consequences. For example, at a time when one or more large peer companies are facing challenges unique to them, the Company might outperform its peers yet not deliver on its own targets for growth and profitability. The Committee may not want to reward senior executives under such circumstances and believes that the better course is for the Company, under the oversight of the Board, to set the right business goals for itself, and then to align senior executive compensation with performance against those goals.

While the Compensation Committee believes that the primary focus of our incentive criteria should be Company-specific goals, it does factor peer comparisons into its compensation decisions and philosophy. For example, the Compensation Committee generally targets primary compensation levels for executive officers either at median market rate or somewhat above such rate for comparable companies. For these purposes, in 2006 the Compensation Committee determined “market” rates by considering a number of groups of companies including companies ranked between 60th and 180th on the Fortune 500 rankings and 18 peer companies in the industrial sector with annual revenues ranging from $9 billion to $37 billion.

The Compensation Committee is composed solely of independent directors and devotes substantial time and attention throughout the year to executive compensation matters, to align compensation with shareholder interests and to further corporate goals and strategy. The independent directors need discretion and flexibility to be able to perform this role effectively. This proposal would put an undue constraint on the independent directors’ ability to exercise judgment and would place Goodyear at a competitive disadvantage in the recruitment and retention of key executives.

Your Board of Directors recommends that shareholders vote AGAINST the adoption of Shareholder Proposal #2 (Proxy Item 4).

Shareholder Proposal #3
(Item 5 on your Proxy)

The proposal set forth below has been submitted by a shareholder.

Supplemental Executive Retirement Plan Policy Proposal

BE IT RESOLVED:  That the shareholders of The Goodyear Tire & Rubber Company (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

SUPPORTING STATEMENT:  We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a SERP, the Excess Benefit Plan. The Excess Benefit Plan provides the Company’s chief executive officer (“CEO”) and other senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan(s).

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives’ pension benefits by including the executive’s full salary and annual bonus in the compensation figure. The Company’s 2006 proxy statement indicates that the combined salary and bonus figure was $4,083,333 for the CEO, approximately 18 times the $220,000 compensation limit in the Company’s tax-qualified pension plan.

Our position is that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executive’s salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.

STATEMENT OF THE BOARD OF DIRECTORS
OPPOSING SHAREHOLDER PROPOSAL #3
ITEM 5

Your Board of Directors recommends a vote against this shareholder proposal for the following reasons:

Supplemental executive retirement plans, or SERPs, are an important part of executive compensation and are utilized by most large companies, many of which compete with the Company for executive talent. Over 300 of the companies in the Fortune 500 have SERPs as part of their compensation programs. Retirement benefits, including those provided through a SERP, are a critical component of an executive’s overall compensation program and are essential to attracting, motivating and retaining talented executives with a history of leadership. Also, retirement benefits are an important factor in an executive’s decision to accept or reject a new position. For example, when an executive is recruited to Goodyear, he or she is not able to apply their years of service at their former employer to the Company’s Salaried Pension Plan. As a result, in order to attract proven executive leadership, the Compensation Committee believes that a SERP is a necessary component of a competitive retirement package.

The proposal is aimed at limiting what types of pay components may be used to calculate a benefit under the Company’s SERP. Under the Company’s SERP, the benefit is determined by using a formula based on an executive officer’s annual base salary and bonus. At least 73% of companies in the Fortune 500 with SERPs use the same components as the Company does to determine benefits. As a result, the Compensation Committee believes that adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives. Moreover, the structure of the Company’s executive compensation program would exacerbate this competitive disadvantage. As described in the Compensation Discussion and Analysis in this Proxy Statement, the Compensation Committee believes that an executive’s base salary should comprise only about 20% of an executive’s total compensation and base salaries for the Company’s executive officers are generally below median market rates. The remaining 80% of an executive’s compensation is linked to the performance of the Company. Annual bonuses are targeted to represent about 20% of total compensation and long-term compensation 60%. Limiting the SERP benefit to a formula based solely on annual base salary would not only represent a departure from market practice, but would also penalize companies, like Goodyear, where annual base salaries are below median market rates. Finally, the components used to calculate benefits under the SERP (salary and bonus) are the same as the components used to calculate the benefit under the Goodyear Salaried Pension Plan, in which substantially all of the Company’s U.S. salaried workforce participates.

The Company fully discloses its executive compensation plans and practices, and the Company’s SERP has been filed as an exhibit to our Annual Report on Form 10-K. For more information on the operation of the Company’s SERP and Salaried Pension Plan, please see “Pension Benefits” elsewhere in this Proxy Statement.

The Compensation Committee is composed solely of independent directors and devotes substantial time and attention throughout the year to executive compensation matters to align compensation with shareholder interests and to further corporate goals and strategy. As described in the Compensation Discussion and Analysis, the Compensation Committee benchmarks the Company’s compensation program against a peer group to ensure that executive compensation and benefits are competitive with the marketplace. We believe that our SERP and other executive retirement benefits are consistent with market practice. This proposal would put an undue constraint on the independent directors’ ability to implement and administer what they believe to be an important component of an executive’s overall compensation and would place Goodyear at a competitive disadvantage in the recruitment and retention of key executives.

Your Board of Directors recommends that shareholders vote AGAINST the adoption of Shareholder Proposal #3 (Proxy Item 5).

OTHER BUSINESS

Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

If any other matters properly come before the Annual Meeting, your proxy will be voted by Messrs. Kramer, Harvie and Bell in such manner as they, in their discretion, deem appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The firms identified in the table below have reported that they beneficially owned at December 31, 2006 more than 5% of the outstanding shares of the Common Stock as follows:

	Shares of Common		Percent of Common
Name and Address	Stock Beneficially		Stock Outstanding
of Beneficial Owner	Owned		Beneficially Owned
Brandes Investment Partners, L.P.
11988 El Camino Real, Suite 500
San Diego, California 92130	23,306,131	(1)	12.9%
Impala Asset Management LLC
134 Main Street
New Canaan, Connecticut 06840	10,729,094	(2)	5.9%
LSV Asset Management
1 N. Wacker Drive, Suite 4000
Chicago, Illinois 60606	9,415,439	(3)	5.2%

Notes:

(1)	Shared dispositive power in respect of 23,306,131 shares and shared voting power in respect of 17,947,230 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(2)	Shared voting and dispositive power in respect of 10,729,094 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

(3)	Sole voting and dispositive power in respect of 9,415,439 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007.

In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that at the record date it held 22,115,386 shares, or approximately 12.2% of the outstanding shares, of Common Stock, including 9,538,740 shares, or approximately 5.3% of the outstanding shares, of Common Stock held as the trustee of various employee savings plans sponsored by Goodyear and certain subsidiaries.

On January 31, 2007, each director and nominee, each person named in the Summary Compensation Table on page 25, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the Beneficial Ownership of Directors and Management table below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

	Beneficial Ownership at January 31, 2007 (1)
			Shares of	Shares of Common
	Shares of		Common Stock	Stock Subject to
	Common Stock		Held in Savings	Exercisable	Deferred Share		Percent of
Name	Owned Directly (2)		Plan (3)	Options (4)	Equivalent Units		Class
James C. Boland	3,000		-0-	-0-	23,266	(11)	*
John G. Breen	200	(5)	-0-	-0-	53,675	(11)	*
Gary D. Forsee	1,000		-0-	-0-	34,929	(11)	*
Joseph M. Gingo	19,344	(6)	1,340	102,649	2,707	(12)	*
C. Thomas Harvie	36,629		1,668	201,532	-0-		*
William J. Hudson, Jr.	5,000		-0-	-0-	42,346	(11)	*
Robert J. Keegan	186,015	(7)	673	818,157	-0-		*
Richard J. Kramer	40,991	(8)	324	134,953	455	(12)	*
Steven A. Minter	4,580		-0-	-0-	36,633	(11)	*
Denise M. Morrison	1,100		-0-	-0-	9,237	(11)	*
Rodney O’Neal	-0-		-0-	-0-	15,251	(11)	*
Shirley D. Peterson	-0-		-0-	-0-	13,348	(11)	*
Jonathan D. Rich	40,589	(9)	5,967	102,738	49,936	(12)	*
G. Craig Sullivan	5,000		-0-	-0-	2,293	(11)	*
Thomas H. Weidemeyer	1,000		-0-	-0-	10,551	(11)	*
Michael R. Wessel	-0-		-0-	-0-	5,497	(11)	*
All directors, the Named Officers and all other executive officers as a group (30 persons)	498,638	(10)	28,319	2,282,826	344,631		1.5
* Less than 1%

Notes:

(1)	The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 2,809,783 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares which may be acquired upon the exercise of options which are exercisable prior to April 1, 2007.

(5)	Shares acquired by Mr. Breen pursuant to Goodyear’s 1994 Restricted Stock Award Plan for Non-employee Directors, which shares are subject to certain restrictions.

(6)	Includes 2,284 shares owned by his spouse.

(7)	Includes 13,000 shares owned by his spouse.

(8)	Includes 10,000 shares acquired under a Restricted Stock Purchase Agreement, which shares are subject to the Company’s repurchase option and certain restrictions on transfer.

(9)	Includes 1,000 shares owned jointly by Mr. Rich and his spouse.

(10)	Includes 479,289 shares owned of record and beneficially or owned beneficially through a nominee, and 19,349 shares held by or jointly with family members of certain directors and executive officers.

(11)	Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan, payable in cash following retirement from the Board of Directors. See “Director Compensation” at page 44.

(12)	Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Compensation Philosophy

The key objectives of our executive compensation program are to:

•	attract and retain qualified and experienced executive officers and other key personnel,

•	motivate executives and other key personnel to attain appropriate short-term and long-term performance goals and manage the company for sustained long-term growth, and

•	align executives’ interests with those of our stockholders.

To help us achieve these objectives, we strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for talent. The key components of compensation provided to our executive officers are:

•	annual salaries,

•	annual cash bonuses based on performance measured against specific goals and individual performance,

•	long-term compensation in the form of

•	stock options tied to the growth in the Company’s stock price from the date of grant,

•	performance shares tied to the achievement of specific financial objectives during a three-year performance period and the growth in the Company’s stock price, and

•	cash awards under a long-term incentive plan tied to achieving the same financial objectives used to determine performance share awards,

•	retirement benefits, and

•	perquisites.

Over the past two years, the market value of our common stock has risen and made stock-based compensation a more viable alternative than in prior years. As a result, our mix of compensation has evolved and reflects a greater emphasis on grants of performance shares and a corresponding decrease in long-term cash-based incentives and stock options. Consistent with general market practice, the Compensation Committee believes that base salary should comprise approximately 20% of the aggregate compensation represented by salary, annual cash bonus, and long-term compensation (such elements referred to collectively herein as “primary compensation”). The remaining approximately 80% of primary compensation is a mix of annual cash bonus, stock options, performance shares (paid half in cash and half in stock), and long-term cash-based incentive awards.

We generally target base salaries below median market rates, as required by our master labor agreement (the “USW Agreement”) with the United Steelworkers (the “USW”), and we target performance-based and equity compensation at rates that are either at the median market rate or somewhat above such rate. We generally emphasize compensation that can vary based on annual, long-term and stock price performance, over fixed compensation elements. As a result, the total amount of primary compensation is targeted either at median market rate or somewhat above such rate for comparable companies. This approach provides an opportunity for compensation in excess of market median rates through superior performance. At the same time, executives can earn less than market median rates for performance that is less than acceptable and/or due to declines in our stock price.

We are guided by the following core principles in establishing compensation for our executives, including the Chairman, President and Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table (the “named executive officers”):

First, compensation programs should motivate our executives to take actions that are best for our long-term performance while delivering positive annual results.

Second, as executives move to a greater level of responsibility, the percentage of their pay based on performance should increase.

Third, performance pay should offer an opportunity for above average compensation for above average performance balanced by the risk of below average compensation when our performance does not meet our goals.

Fourth, the percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more completely aligning their interests directly with those of our stockholders.

Compensation Decision-Making

Our Board of Directors (the “Board”) has delegated to the Compensation Committee of the Board (the “Compensation Committee”) primary responsibility for establishing and administering our compensation programs for executive officers and other key personnel. The Compensation Committee is composed entirely of independent directors. The Compensation Committee oversees our compensation and benefit plans and policies, administers our stock plans (including reviewing and recommending equity grants to executive officers), and reviews and approves annually all compensation decisions relating to executive officers, including those for the CEO and the other named executive officers.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to executive officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. The Compensation Committee informs the other independent directors of the Board regarding its decisions regarding compensation for the CEO and other elected officers.

At least annually, the Compensation Committee reviews our executive compensation practices to determine whether they meet, and are consistent with, the key objectives of our compensation program. In addition, in 2006 members of our Executive Compensation group in our Corporate Human Resources Department made a comprehensive presentation to the full Board on compensation matters, including compensation philosophy, elements and mix of compensation, and our various compensation programs.

Compensation Committee Charter

The Compensation Committee has a charter that it follows in carrying out its responsibilities. It has also developed a set of policies and guidelines that it follows in considering and making decisions. The Compensation Committee reviews its charter and its policies each year, modifying them as it believes desirable. The Compensation Committee’s charter is available to stockholders on our website at www.goodyear.com. The Compensation Committee generally adheres to the guidelines and philosophy described above under “Compensation Philosophy.” However, significant changes in our business or the markets in general, may cause the Compensation Committee to deviate from these guidelines as it deems appropriate. This allows the Compensation Committee to meet its primary objective of attracting, motivating and retaining talented executives and to serve the best interests of the Company and our stockholders.

Role of Employees and Compensation Consultant

Employees within the Executive Compensation group in our Corporate Human Resources Department support the Compensation Committee in its work. Among other things, this support includes providing reports, data and analyses with respect to current and proposed compensation, answering inquiries from members of the Compensation Committee, and preparing documentation with respect to compensation plans and programs.

The CEO meets periodically with the Compensation Committee to review compensation policy and specific levels of compensation paid to executive officers and other key personnel. In addition, the CEO annually makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual bonus targets and long-term compensation awards for executive officers, including the other named executive officers.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our executive officers. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention. From time to time, the Compensation Committee solicits advice from an outside compensation consultant, Towers Perrin, on executive compensation matters relating to the CEO and other executive officers. This advice has consisted primarily of assistance with benchmarking compensation for senior executives and directors, and advice on current and evolving market practices in the areas of perquisites, change in control benefits, and retiree medical benefits. In 2006, we paid Towers Perrin approximately $100,000 for these services provided to the Compensation Committee. Towers Perrin did not attend any meetings of the Compensation Committee in 2006, but did meet with the Chairman of the Compensation Committee.

Towers Perrin provides other advice and consulting services to us from time to time, consisting mainly of consulting services regarding expensing methodologies under Statement of Financial Standards No. 123(R) (“SFAS 123(R)”). In 2006 we paid Towers Perrin approximately $18,000 in respect of such services, which services were provided in 2005. Towers Perrin did not provide any such services to us in 2006.

Benchmarking of Primary Compensation

As noted above, the Compensation Committee generally targets primary compensation levels for named executive officers at median market rates. For these purposes, the Compensation Committee has determined “market” rates by considering three sources:

•	a group of companies ranked between 60th and 180th on the Fortune 500 rankings (in the most recent ranking, this represented a range of annual revenues from $11.9 billion to $29.3 billion, with Goodyear’s annual projected revenues representing the median of such group);

•	18 peer companies with annual revenues ranging from $9 billion to $37 billion and median revenues of $14 billion; and

•	compensation surveys published by five national human resources consulting firms.

The 18-member peer group noted above consists of: United Technologies, Caterpillar, Johnson Controls, Honeywell, 3M, Deere & Co, Visteon, Lear, Emerson Electric, Whirlpool, Illinois Tool Works, Paccar, Dana, Delphi, Textron, Inc., Eaton, PPG Industries, and Arvinmeritor. This peer group has been used because its membership reflects alignment with the nature of our business, workforce and global complexity. The Compensation Committee intends to review the composition of this peer group in 2007 with a view toward considering the inclusion of consumer products companies as Goodyear continues to execute on its strategy of positioning itself as a market-driven, consumer-focused company rather than a typical auto supplier. The Compensation Committee may also make changes in the peer group from time to time based on the criteria described above or other relevant factors.

Data with respect to comparable elements of primary compensation is compiled for the groups of companies described above from available sources, including, in most cases, the most recently available annual proxy statements containing executive compensation data.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code (the “Code”) provides that compensation paid to a public company’s chief executive officer and its four other highest paid executive officers in excess of $1 million is not deductible unless certain procedural requirements have been satisfied. The Compensation Committee believes that awards under our 2002 and 2005 Performance Plans qualify for full deductibility under Section 162(m).

Although compensation paid under two of our plans, the Executive Performance Plan and the Performance Recognition Plan is performance-based, it does not qualify for the deductibility exception for performance-based compensation and is subject to the Section 162(m) limitation on deductibility. As discussed in greater detail below, in light of our financial condition and capital structure in recent years, the Compensation Committee believes it is in our best interests and our stockholders’ best interests to retain flexibility in awarding incentive compensation under the Executive Performance Plan and the Performance Recognition Plan that does not qualify for the exception for performance-based compensation. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs.

Stockholding Guidelines

To better link the interests of management and stockholders, the Board, upon the recommendation of the Compensation Committee, adopted stockholding guidelines for our executive officers effective January 1, 2006. These guidelines specify a number of shares that our executive officers must accumulate and hold within five years of the later of the effective date of the program or the date of appointment as an officer. The specific share requirements are based on a multiple of annual base salary ranging from one to five times, with the higher multiples applicable to executive officers having the highest levels of responsibility. Amounts invested in the Goodyear stock fund of the Goodyear Employee Savings Plan, share equivalent units in the company’s deferred compensation plan, restricted stock, and stock owned outright by executive officers (or their spouses) are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance shares are not counted toward compliance with the guidelines. We do not have any policies or strategies to hedge any economic risk associated with these stockholding guidelines.

Elements of Compensation

In addition to primary compensation (base salary, annual cash bonuses, stock option, performance shares, and cash-based long-term incentive awards), we provide executive officers with certain other compensation and benefits. These other arrangements include pension and post-termination benefits, deferred compensation arrangements, and a limited amount of perquisites, as well as other employee benefits generally available to all employees on a non-discriminatory basis. Each of these elements is described in more detail in the sections that follow. For more information regarding the Committee’s 2006 compensation decisions please see “2006 Salary Decisions,” “2006 Bonus Payouts Under Performance Recognition Plan,” “2006 Grants and Payouts under the Executive Performance Plan,” “2006 Performance Share Grants,” and “2006 Stock Option Grants” elsewhere in this Proxy Statement.

Annual Compensation

Base Salaries

We provide base salaries to recognize the skills, competencies, experience, and individual performance each named executive officer brings to his position. We target base salaries below median market rates, as required by the USW Agreement, and place correspondingly greater emphasis on performance-based incentive and equity compensation. Salary guidelines for each named executive officer’s position are based primarily on market data that we derive through our benchmarking practices, as described above. We also develop salary guidelines from compensation surveys using regression analysis based on revenues of the surveyed companies. In addition to data derived from such surveys, the Compensation Committee reviews general surveys prepared by national human resource consulting firms indicating past, present and projected salary structures and annual increases for executive positions. The Compensation Committee also considers the CEO’s recommendations, which are based in substantial part on the guidelines described above as well as on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer against objectives established at the start of each year, their current and future responsibilities, our recent financial performance, retention considerations and general economic and competitive conditions.

Annual Cash Bonuses — Performance Recognition Plan

The Performance Recognition Plan provides annual cash-based incentives for approximately 700 participants, including all named executive officers. Awards under the Performance Recognition Plan are designed to emphasize important short-term operating and tactical objectives that executives can influence and which help create long-term value as well as providing balance to the long-term elements of our compensation program. Awards generally have the following characteristics:

•	an individual’s target bonus level for the award is set annually, as a percentage of base salary, at rates slightly above market median levels to make up for the shortfall in targeted base salaries and to provide the opportunity to earn overall annual compensation at market median levels;

•	the level of funding of the annual bonus pool is based on the level of achievement of two financial performance criteria (linked to overall company and/or operating unit results), adjusted for extraordinary items and other relevant factors as recommended by the CEO and approved by the Compensation Committee;

•	the amount of individual payouts for executives can range from 0% to 200% of the executive’s target bonus, based on the executive’s performance during the year against individual objectives; and

•	the total payout for all participants may not exceed the bonus pool.

Annual bonus target levels for each position, as a percentage of annual salary, are based primarily on market data which we derive by benchmarking against a subset of Fortune 500 companies and a smaller peer group, as described above. In addition to data derived from such studies, the Compensation Committee reviews general surveys prepared by national human resource consulting firms indicating past, present and projected bonus structures for executive positions. The Compensation Committee also considers the CEO’s recommendations, which are based on substantially the same considerations described above under “Base Salaries”.

Each financial performance criteria has a target level as well as a minimum and maximum level, which are determined based on the perceived difficulty of the established targets and actual results for those financial measures in prior years. For corporate officers, funding of the bonus pool available for payouts is based on overall company results with respect to the two financial performance criteria. Funding of the bonus pool for officers of our six operating units is based 60% on that operating unit’s results and 40% on overall company results. In this manner, we believe our executives are held most accountable for financial results in the areas where they have the most control and influence.

In determining the funding of the bonus pool available for payouts, the Compensation Committee first compares actual results with the target performance level for the two financial performance criteria. This comparison is done for the company overall, and for each operating unit. These results are referred to as the “actual results.” Then, the Committee considers and takes into account the following three factors to determine whether the actual results should be adjusted:

•	non-recurring restructuring charges are considered for exclusion, consistent with past practice, because the Committee believes senior managers should be encouraged to make decisions with long-term benefits to the Company without being concerned about the impact on their incentive compensation;

•	the effects of significant one-time, unanticipated, non-operating or extraordinary events are considered for exclusion, consistent with past practice, because the effect of such events would generally not have been reflected in the performance targets; and

•	qualitative factors that might call for adjustment of the actual results are considered upon the recommendation of the CEO based on his overall assessment of our business and performance.

The size of the overall bonus pool thus depends on the actual results and the extent to which the company-wide and operating unit performance criteria are achieved, as adjusted to reflect the factors described above. In 2002, 2003, 2004, and 2005, the Compensation Committee established bonus payment pools of 46%, 72%, 188%, and 162%, respectively, of the aggregate target bonus level for such years.

After the size of the bonus pool has been determined as described above, the amount of the payout for each named executive officer is determined. In this process, the officer’s target bonus amount is first multiplied by the same fraction used to determine the aggregate bonus amount to fund the bonus pool applicable to such officer. (For example, if the bonus pool applicable to such officer is funded at 150% of the aggregate target bonus amount, the officer’s individual payout would initially be set at 150% of his individual bonus target.) Then, the CEO assesses the officer’s individual performance and contributions towards company goals and makes his recommendations with respect to individual payout amounts to the Compensation Committee, which reviews and approves the final payouts. The Compensation Committee undertakes the same process for the CEO and makes the determination as to final payout amount for the CEO. Participants can earn between 0% and 200% of their target bonus, but the total payout for all participants may not exceed the aggregate bonus pool.

To illustrate how the Performance Recognition Plan works, assume an award with a target level of $50,000. If the company-wide and operating unit performance criteria are attained in an amount equal to 150% of their target amounts, the amount contributed to the overall bonus pool in respect of this award is $75,000 (i.e. 150% of $50,000). However, the individual having this award would be eligible to receive a payout between $0 and $100,000 (i.e. 200% of the target level), depending on the individual’s own performance and contribution to company goals.

Awards are generally paid in cash. However, named executive officers may elect to defer all or a portion of their award in the form of cash or stock units. If deferred in the form of stock units, we will match 20% of the deferred amount with additional stock units. The stock units are converted to shares of Goodyear common stock and paid to the participant on the first business day of the third year following the end of the plan year under which the award was earned. See “Executive Deferred Compensation Plan” below.

Long-Term Compensation

A significant portion of primary compensation for each named executive officer is comprised of long-term compensation, which encompasses grants of stock options and performance shares under our 2002 and 2005 Performance Plans (collectively, the “Performance Plans”) and long-term cash-based incentive awards under our Executive Performance Plan. Long-term performance-based compensation is generally designed to represent approximately 60% of the annual primary compensation of named executive officers, assuming achievement of target levels. This is consistent with our emphasis on long-term compensation which better ties the executive’s compensation to changes over time in the price of our common stock. The mix of long-term compensation between stock option grants, performance share grants, and cash-based long-term incentives was based, in part, on the number of shares available for grant under the Performance Plans, as well as considerations relating to managing the dilutive effect of share-based awards.

The amount and terms of grants to named executive officers under the Performance Plans and the Executive Performance Plan are based on criteria established by the Compensation Committee and typically include responsibility level, base salary level, current market price, officer performance, recent Goodyear performance, and, with respect to the Performance Plans, the number of shares available under the plan. As discussed above under “Compensation Philosophy,” the Compensation Committee makes grants under these plans with the objective of providing a target primary compensation opportunity equal to the median market rates.

Cash-Based Awards Under the Executive Performance Plan

The Executive Performance Plan provides long-term incentive compensation opportunities in order to attract, retain and reward key personnel and to motivate key personnel to achieve our long-term business objectives. This plan was originally established, in 2003, to address the limitations of providing compensation through our Performance Plans resulting from the relatively low market price of our common stock at the time, such as the potentially dilutive impact of stock grants in the quantity that would have been necessary to provide meaningful incentive compensation (which would have required more shares than were then available under the 2002 Performance Plan). As a result, the Compensation Committee determined that a cash-based plan was the most appropriate tool for providing retention and performance incentives.

The Compensation Committee generally makes Executive Performance Plan grants at its first meeting following completion of the prior fiscal year (typically in February). Awards of units under the Executive Performance Plan generally have the following characteristics:

•	the target value is $100 per unit;

•	the payout amount is based on results over a three-year period as compared with performance goals set at the start of the three-year period; and

•	the payout amount can range from $0 per unit to $200 per unit based on actual results (and assuming the recipient remains continuously employed by us through the performance period).

The number of target units awarded annually to each named executive officer is based on a number of considerations, including market data about competitive long-term compensation and the CEO’s recommendations. In determining target awards, the CEO takes into consideration certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer, our recent performance, retention considerations and general economic and competitive conditions.

Performance criteria for grants made for the 2004-2006 performance period were cumulative net income and cumulative cash flow, each weighted equally. Results were based entirely on our consolidated performance, with no award tied to an executive’s business unit or individual performance. In this manner, the plan emphasizes long-term consolidated financial results, balances measurement under our annual bonus plan and reinforces the need for teamwork among executives. Net income was used as a measure to focus on bottom line improvement. Cash flow focused on our efforts to manage the cash requirements associated with our business, including our debt, pension and OPEB obligations and our efforts improve our capital structure.

The performance criteria for grants made for the 2005-2007 and 2006-2008 performance periods were cumulative net income and cumulative cash flow, net of debt, each weighted equally. While the cash flow target focuses on our efforts to manage our cash requirements as described above, adjusting for net debt provides incentive for reduction of our obligations, including our debt and pension obligations. As a result, the amount of debt that is netted out is equal to the amount of total debt on the consolidated balance sheet plus expected domestic pension funding for the next three fiscal years, less cash on the consolidated balance sheet.

172,900 units were granted under the Executive Performance Plan for the performance period 2004-2006. All of these grants included a guaranteed minimum payment of either $25 or $50 per unit. This guaranteed minimum payment feature was included as a retention tool to help keep the senior executive team together during the anticipated turnaround period for the company. 180,500 units were granted in respect of the 2005-2007 performance period and 167,590 units were granted in respect of the 2006-2008 performance period. Grants for the performance periods 2005-2007 and 2006-2008 do not carry any guaranteed minimum payment.

In 2006, in order to more closely align executive compensation to the performance of our common stock and to better manage concerns about stockholder dilution, and in response to new accounting rules with respect to stock options under SFAS 123(R), we introduced performance shares as a new component of long-term compensation for named executive officers and other key personnel.

Performance shares are granted under the Performance Plans and generally have the following terms:

•	vesting is based on results over a three-year period as compared with performance goals set at the start of the three-year period; and

•	once vested, shares are paid 50% in cash (based on the market value of our common stock on the vesting date) and 50% in stock.

The number of performance shares awarded annually to each named executive officer, measured by the percentage of total long-term compensation represented by such shares, is based on a number of considerations, including market data about comparable long-term cash-based incentive compensation and the CEO’s recommendations, which are based in part on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer, our recent performance, retention considerations and general economic and competitive conditions. Historically, each named executive officer has received performance shares equivalent in value to approximately 10% of the value of his grant that year under the Executive Performance Plan.

Stock Options

The Compensation Committee annually grants stock options to named executive officers and other key employees to link executives to results earned by shareholders and build executive ownership. Through 2005, we made annual grants at the end of our fourth fiscal quarter. In February 2006, we moved the grant date, beginning with the 2007 annual grant, to the first Compensation Committee meeting following the end of the fiscal year (usually in February) to better match the grant to annual fiscal year performance. As a result, there was no annual grant during 2006. The Compensation Committee believes that annual grants of stock options provide additional long-term incentives to improve our future performance. In addition to annual grants, we make stock option grants to new hires and for special employee recognition throughout the year.

Stock options are granted under the Performance Plans and generally have the following terms:

•	options vest in equal, annual installments over a 4-year period; and

•	the exercise price is equal to the market value of our common stock on the date of grant, with the market value determined by averaging the high and low prices of our common stock on that date.

In addition, each non-qualified stock option includes the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option. The reinvestment option will be granted on, and will have an exercise price equal to the market value of our common stock on the date of exercise. Reinvestment options are generally subject to the same terms and conditions as the original stock option but do not include the right for a further reinvestment option. All reinvestment options vest one year from the date of grant.

The amount of stock options to be awarded each year is determined based on the number of available options under the Performance Plans, as well as market data on long term-compensation. We use a Black-Scholes valuation model to determine the number of stock options needed to provide the desired value consistent with median market compensation.

Pension Benefits

We provide named executive officers with pension benefits pursuant to both a qualified pension plan, the Goodyear Salaried Pension Plan (the “Salaried Plan”), and a partially funded, non-qualified plan, the Goodyear Supplementary Pension Plan (the “Supplementary Plan”). For more information regarding the terms of these plans and the named executive officers’ accrued benefits under these plans, see the table captioned “Pension Benefits” and the accompanying narrative elsewhere in this Proxy Statement.

The Salaried Plan is designed to provide tax-qualified pension benefits for most Goodyear employees. All of the named executive officers participate in the Salaried Plan along with other Goodyear employees. The Supplementary Plan provides additional pension benefits to executive officers and certain other key individuals identified by the Compensation Committee. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service or retire after age 55 with ten years of service. However, benefits payable under the Supplementary Plan are offset by the amount of any benefits payable under the Salaried Plan and certain prior employer pension plans. The Committee believes supplemental executive retirement plans such as the Supplementary Plan are an important part of executive compensation and are utilized by most large companies, many of which compete with the Company for executive talent. Retirement benefits, including those provided through a supplemental executive retirement plan, are a critical component of an executive’s overall compensation program and are essential to attracting, motivating and retaining talented executives with a history of leadership. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position.

We also maintain a non-qualified unfunded Excess Benefit Plan that pays an additional pension benefit over that paid under the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan.

The additional benefit is equal to the amount a participant would have received from the Salaried Plan but does not because of the limitations imposed by the Code on pension benefits under qualified plans. This plan is provided to allow the continuation of benefits from the qualified plan to individuals whose income exceeds the Code guidelines for qualified plans.

Severance and Change-in-Control Benefits

We provide for the payment of severance benefits to our named executive officers upon certain types of terminations of employment. The Goodyear Employee Severance Plan (the “Severance Plan”) provides certain severance benefits to our employees and employees of our domestic subsidiaries who participate in the Salaried Plan. For additional information regarding the terms of the Severance Plan and benefits payable under such plan, see “Potential Payments Upon Termination or Change-in-Control.”

In addition to benefits provided under the Severance Plan, under appropriate circumstances, such as reductions in force or elimination of positions, we may provide severance benefits to executive officers, including the named executive officers, whose employment terminates prior to retirement. In determining whether to provide such benefits and in what amount, we consider all relevant facts and circumstances, including length of service, circumstances of the termination, the executive officer’s contributions to company objectives, and other relevant factors. When we provide such benefits, typically the amount of severance is the equivalent of six to 18 months of base salary plus an amount based on the individual’s target bonus then in effect over an equivalent period. The severance payment may be paid in a lump sum or in installments. We also may provide limited outplacement and personal financial planning services to eligible executive officers following their termination at the employee’s choice. The Compensation Committee reviews and approves any such severance benefits.

In addition, Mr. Keegan’s employment agreement provides for the payment of severance compensation if we terminate his employment without “cause” or if Mr. Keegan terminates his employment for “good reason,” as such terms are defined in such agreement. For additional information regarding the terms of Mr. Keegan’s employment agreement and the severance benefits payable under such agreement, see “Potential Payments Upon Termination or Change-in-Control” elsewhere in this Proxy Statement. Among other things, Mr. Keegan’s employment agreement provides that if Mr. Keegan is subject to any excise taxes resulting from a severance payment in connection with a change in control, he is entitled to receive an additional amount sufficient to cover the amount of any such excise or related taxes.

Perquisites

We provide certain executive officers with certain personal benefits and perquisites, as described below. The Compensation Committee has reviewed and approved the perquisites described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives.

Home Security Systems. In order to enhance their safety, we pay for the cost of home security systems for a limited number of executive officers. We cover the cost of installation, monitoring and maintenance for these systems.

Use of Company Aircraft. In appropriate circumstances, and only if approved by the CEO, executive officers are permitted to use our company aircraft for personal travel. In these limited circumstances, the executive is also required to reimburse us for such use in an amount determined using the Standard Industry Fare Level.

Tire Program. We offer our executive officers and Board members the opportunity to receive up to two sets of tires per year at our expense. Expenses covered include the cost of tires, mounting, balancing and disposal fees. We also provide reimbursement for the taxes on the income associated with this benefit.

Financial Planning and Tax Preparation Services. We offer financial assistance to our executive officers to help them cover the cost of financial planning and tax preparation services. In providing this benefit, we seek to alleviate our executives’ concern regarding personal financial planning so that they may devote their full attention to company business. The maximum annual cost to the company under this program is $9,000 per officer.

Club Memberships. We pay the annual dues for one club membership for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club.

Annual Physical Exams. Our executive officers may undergo an annual comprehensive physical examination for which we pay any amount that is not covered by insurance.

Executive Deferred Compensation Plan

The Goodyear Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer various forms of compensation. The plan provides several deferral period options. For 2006, Mr. Rich is the only named executive officer who made deferrals under the plan. In 2006, Mr. Rich deferred his 2005 Performance Recognition Plan bonus into Goodyear stock units, and received a 20% premium in stock units as provided in the Deferred Compensation Plan. This premium recognizes the greater risks associated with receiving his bonus payout in stock instead of cash. For participants, this is an investment decision made with dollars earned in the annual bonus program and offers an additional means to save for retirement. There is no premium or guaranteed return associated with the deferral. The stock units will be converted to shares of Goodyear common stock and paid to Mr. Rich on the first business day of the third year following the end of the plan year under which the award was earned.

For additional information regarding the terms of the deferred compensation plan, see “Nonqualified Deferred Compensation” elsewhere in this Proxy Statement.

Other Benefits

Payments to Overseas Executives. Where warranted, we provide tax equalization payments, housing allowances, and other similar benefits to our executives living overseas to compensate them for the additional costs of their overseas assignments.

Goodyear Employee Savings Plan. The Savings Plan permits eligible employees, including named executive officers, to contribute 1% to 50% of their compensation to their Savings Plan account, subject to an annual contribution ceiling ($15,000 in 2006). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($5,000 in 2006). Contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Code. Employee contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self directed account.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Compensation Committee

John G. Breen, Chairman	Gary D. Forsee
William J. Hudson, Jr.	Denise M. Morrison
G. Craig Sullivan

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary Compensation Table

The table below sets forth information regarding the compensation of the CEO and the Chief Financial Officer of Goodyear (the “CFO”) and the persons who were, at December 31, 2006, the other three most highly compensated executive officers of Goodyear (collectively, the “named executive officers”) for services in all capacities to Goodyear and its subsidiaries during 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert J. Keegan Chairman of the Board, Chief Executive Officer and President	2006	$1,133,333	$2,244,000	$91,191	$1,949,118	$8,000,000	$3,802,099	$93,377	$17,313,118
Richard J. Kramer Executive Vice President and Chief Financial Officer	2006	507,033	667,400	59,274	379,517	2,000,000	260,948	18,006	3,892,178
Jonathan D. Rich President, North American Tire	2006	451,733	200,000	163,933	367,894	2,000,000	216,409	20,629	3,420,598
C. Thomas Harvie Senior Vice President, General Counsel and Secretary	2006	453,367	411,800	33,741	349,033	1,600,000	547,983	11,969	3,407,893
Joseph M. Gingo Executive Vice President Quality Systems and Chief Technical Officer	2006	382,000	351,000	23,102	216,240	1,200,000	1,050,744	8,397	3,231,483

(1)	Represents amounts awarded under the Performance Recognition Plan for performance during 2006. For additional information regarding amounts awarded to the named executive officers under the Performance Recognition Plan, see “Compensation Discussion and Analysis — Elements of Compensation — Annual Compensation — Annual Cash Bonuses Under the Performance Recognition Plan” and “— 2006 Bonus Payouts Under the Performance Recognition Plan” below.

(2)	Represents the amount recognized for financial statement reporting purposes for 2006 in respect of outstanding stock awards in accordance with SFAS 123(R), excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing stock awards reported in this column are discussed in Note 1, “Accounting Policies” under “Stock-Based Compensation” and Note 12, “Stock Compensation Plans” to Goodyear’s consolidated financial statements included in its annual report for the year ended December 31, 2006. On February 22, 2006, performance share units were granted in the amount of 15,000, 9,750, 6,800, 5,550, 3,800 to Messrs. Keegan, Kramer, Rich, Harvie and Gingo, respectively, with a performance period of January 1, 2006, to December 31, 2008. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Performance Shares” and “Grants of Plan-Based Awards — 2006 Performance Share Grants” below. For Mr. Rich, also includes 8,323 stock units issued pursuant to the Goodyear Executive Deferred Compensation Plan in an amount equal to 20% of the amount of Mr. Rich’s 2005 bonus, which Mr. Rich deferred. See “Nonqualified Deferred Compensation.”

(3)	Represents the amount recognized for financial statement reporting purposes for 2006 in respect of outstanding option awards in accordance with SFAS 123(R), excluding estimates of forfeitures in the case of awards with service-based vesting conditions. The assumptions made in valuing option awards reported in this column are discussed in Note 1, “Accounting Policies” under “Stock-Based Compensation” and Note 12, “Stock Compensation Plans” to Goodyear’s consolidated financial statements included in its annual report for the year ended December 31, 2006. Includes option grants to those named executive officers who reloaded options during 2006. See “Grants of Plan-Based Awards” below.

(4)	Represents amounts awarded under the Executive Performance Plan in respect of the performance period of January 1, 2004, through December 31, 2006. For additional information regarding such awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation —

Cash-Based Awards Under the Executive Performance Plan” and “Grants of Plan-Based Awards — 2006 Grants and Payouts Under the Executive Performance Plan” below.

(5)	Represents change in pension value for each named executive officer. No nonqualified deferred compensation earnings are required to be reported.

(6)	Includes amounts for home security system installation and monitoring expenses, personal financial planning services, personal use of company aircraft, annual dues for club memberships, the cost of annual physical exams, and provision of up to two sets of automobile tires per year. For Mr. Keegan, this includes $32,760 for home security system installation and monitoring expense, and also includes $38,162 for premiums on life insurance policies which will be used to cover Goodyear’s obligation to make a charitable donation recommended by Mr. Keegan following his death, pursuant to the Director’s Charitable Award Program. For more information regarding such program, please see “Director Compensation” below. The aggregate incremental cost to the company of providing the home security system is equal to the invoice cost of such system and related services, and the aggregate incremental cost of the life insurance policies is the annual premium and related fees. Also includes $368, $302, $786, and $269 for Messrs. Keegan, Kramer, Rich and Gingo, respectively, which represents reimbursement of taxes in respect of income associated with the company’s provision of up to two sets of automobile tires per year.

Employment Agreement

Mr. Keegan’s compensation is based, in part, on a written employment agreement entered into in 2000. The agreement provided for an initial salary of $800,000 and an option to purchase 250,000 shares of restricted stock, the restrictions on which lapsed in 2002. Additionally, the agreement credited Mr. Keegan’s previous service at Eastman Kodak Company towards his pension benefits payable by Goodyear. The agreement also established Mr. Keegan’s participation in the Performance Recognition Plan as well as our equity-based incentive compensation programs.

Mr. Keegan’s agreement was supplemented in 2004 to provide for the payment of severance compensation in the event of certain employment termination events. The severance compensation would consist of (i) two times the sum of Mr. Keegan’s annual base salary and target bonus in effect at the time of termination, plus (ii) the pro rata portion of Mr. Keegan’s target bonus for the then current fiscal year. The agreement restricts Mr. Keegan from participating in any business that competes with Goodyear for a period of two years after termination. The term of the supplemental agreement expires February 28, 2009.

2006 Salary Decisions

In addition to using the methodologies described above in “Compensation Discussion and Analysis — Elements of Compensation — Annual Compensation — Base Salary” for setting salary guidelines, in 2006 we compared total compensation levels for our five most highly compensated officers and 17 additional executives against survey data provided by Towers Perrin for approximately 155 U.S. industrial companies with annual revenues of $10 billion or more. We concluded that the base salaries of our named executive officers who are direct reports to the CEO were, in the aggregate, below the market median, in accordance with the USW Agreement. However, the base salary of the CFO was found to be significantly below the median for his position. Based on the CFO’s skills and experience, performance and significant contributions to the success of our operations in 2005, his base salary relative to the market median, and our desire to retain him in this position, in February 2006 the Compensation Committee increased his base salary 14.9% effective May 1, 2006, bringing his base salary within 10% of market median.

In 2006, the overall increase in base salaries for all executive officers, excluding the CEO, was 3.18%. Mr. Keegan, Mr. Rich, Mr. Harvie and Mr. Gingo received increases of 4.5%, 2.2%, 2.4% and 2.4%, respectively. Salaries of the named executive officers in 2006 were an average of 5% lower than the median indicated by the salary guidelines described above in “Compensation Discussion and Analysis — Elements of Compensation — Annual Compensation — Base Salary”. Salaries in 2006 averaged approximately 33% of total annual cash compensation paid to the named executive officers.

2006 Bonus Payouts Under Performance Recognition Plan

In 2006, the performance criteria used for bonus awards under the Performance Recognition Plan were as follows:

•	for corporate officers (including Messrs. Keegan, Kramer, Harvie and Gingo): (i) Goodyear’s net sales, less cost of goods sold, selling, administrative and general expenses, and finance charges (“adjusted EBIT”) and (ii) Goodyear’s “operating cash flow” (primarily cash flow from operations and investing activities, each adjusted for exchange, less the change in restricted cash and dividends paid to minority interests in subsidiaries), both equally weighted at 50% and independent of each other; and

•	for officers of our six operating units (including Mr. Rich): (i) the operating unit’s net sales, less cost of goods sold and selling, administrative and general expenses (“EBIT”) and (ii) the operating unit’s operating cash flow (as defined above), both equally weighted at 50% and independent of each other.

Adjusted EBIT is derived from our audited financial statements by reducing net sales for cost of goods sold, selling, administrative and general expenses, and finance charges, and EBIT is derived from our audited financial statements by reducing net sales for cost of goods sold and selling, administrative and general expenses. The Compensation Committee used Adjusted EBIT for corporate officers, rather than EBIT, to provide an incentive to reduce finance charges, given existing debt levels. Overall, the Compensation Committee believed the financial targets reflected a significant stretch for the Company given the dynamic business environment, rapidly increasing costs of raw materials and the uncertainty with respect to the renewal of the predecessor to the USW Agreement, which expired in 2006.

As described above in “Compensation Discussion and Analysis,” the Compensation Committee uses a two-step process to determine the level of funding of the bonus pool available for payouts. First, the committee compares actual results with the target performance level for the two financial performance criteria. This comparison is done for the company overall, and for each operating unit. These results are referred to as the “actual results.” Second, the committee considers and takes into account extraordinary items and other relevant factors to determine whether the actual results should be adjusted.

In February 2007, the Compensation Committee reviewed actual results for 2006 with respect to achievement of the company-wide and operating unit financial performance criteria. In addition, the Compensation Committee considered several extraordinary items and other relevant factors to adjust those actual results, including the following:

•	consistent with past practices, the committee excluded cash restructuring charges and accelerated depreciation expense (including asset impairment charges related to restructuring activities) related to plant closures announced during 2006;

•	the committee made certain adjustments related to the impact of the USW strike; and

•	certain adjustments were made to the operating cash flow results for the Company based on the CEO’s and Compensation Committee’s overall assessment of the Company’s performance and circumstances during 2006.

For overall company results (the performance of which is relevant for determining bonus amounts for Messrs. Keegan, Kramer, Harvie and Gingo), target Adjusted EBIT was $674 million and actual Adjusted EBIT (adjusted as described above) was $574 million, or approximately 15% below target, and target operating cash flow was $0 and actual operating cash flow (adjusted as described above) was $106 million, or significantly in excess of the target. In reviewing these results, the Compensation Committee also considered the challenges we faced during 2006, including the significant operating challenges posed by the USW strike. In light of the company’s Adjusted EBIT and operating cash flow results and the other factors described above, the Compensation Committee determined to fund the corporate portion of the bonus pool in an amount equal to 132% of the target amount.

The North American Tire unit (the performance of which is relevant for determining Mr. Rich’s bonus) failed to meet its EBIT and cash flow targets, even after adjustments were taken into consideration. Nevertheless, the CEO recommended to the Compensation Committee, and the Compensation Committee agreed, that the bonus pool for the North American Tire unit be funded in an amount equal to 50% of the target amount. As noted in the Compensation Discussion and Analysis, funding of the bonus pool for officers of our six operating units is based 60% on that operating unit’s results and 40% on overall company results. Funding of the North American Tire unit’s bonus pool at the 50% level is equal to approximately 40% of the company-wide bonus pool of 132%. In addition, the decision to fund the bonus pool at this level was based on the CEO’s assessment that the North American Tire unit and its employees should be rewarded for their strong efforts during an extremely challenging year and for creating solid business platforms for future growth. During 2006, the North American Tire unit faced severe operating challenges, including a 12-week strike and a decline in overall demand for tire products. The CEO also considered that, despite these challenges, management of the North American Tire unit continued consistently to push its team for strong performance and achieved a number of significant accomplishments, including: (i) retention of customers during the USW strike, (ii) reaching agreement with the USW on the terms of a new master labor agreement that we estimate will result in savings of more than $600 million through 2009, (iii) taking significant restructuring actions such as announcing the closure of two factories, (iv) improving the market share of the Goodyear brand in the face of an overall decline in the consumer tire market in North America, and (v) maintaining strong dealer relationships and distribution networks during the market slowdown and strike.

The bonus pools for the other operating units were funded, based on those units’ performance compared with targeted performance, in amounts that ranged from 50% to 173% of the target amounts for such units. Overall , the aggregate bonus pool was funded in the amount of $30,845,100, or 102% of the overall target bonus amount.

The Compensation Committee then reviewed the CEO’s assessment of each named executive officer’s performance during 2006 and his contribution to the company’s results in 2006. With respect to the CEO, the Compensation Committee also considered its own assessment of the CEO’s performance during 2006 and his contribution to the company’s results in 2006. In particular, the CEO and Compensation Committee considered the extraordinary efforts of a number of the named executive officers during the USW strike as well as their substantial contributions in furthering the Company’s strategic initiatives. As a result of these considerations, and in light of the aggregate amount available in the bonus pool, the Compensation Committee approved the following 2006 payout amounts for named executive officers under the Performance Recognition Plan:

	Target Payout	Payout Range				Actual Award
	as a % of	as a % of	Target Award	Maximum Award	Actual Award	as a % of
Name	Salary	Salary	($)	($)	($)	Salary

Keegan	148%	0%-296%	$1,700,000	$3,400,000	$2,244,000	195%
Kramer	89%	0%-178%	470,000	940,000	667,400	126%
Rich	88%	0%-176%	400,000	800,000	200,000	44%
Harvie	63%	0%-126%	290,000	580,000	411,800	90%
Gingo	68%	0%-136%	260,000	520,000	351,000	91%

As a group, the named executive officers received payouts at an average of 109% of their target amount. The Performance Recognition Plan payouts represent an average of approximately 132% of total 2006 cash compensation for the named executive officers.

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the named executive officers during 2006.

									All Other			Grant
								All Other	Option			Date Fair
								Stock	Awards:		Closing	Value of
								Awards:	Number of	Exercise	Market	Stock
								Number	Securities	or Base	Price	and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			of Shares	Underlying	Price of	on	Option
	Grant	Threshold	Target	Maximum			Maximum	of Stock or	Options	Option	Grant	Awards
Name	Date	($)	($)	($)	Threshold (#)	Target (#)	(#)	Units (#)(3)	(#)(4)	Awards ($/Sh)(5)	Date	($)

Keegan	2/22/06	$2,300,000	$4,600,000	$9,200,000	7,500	15,000	30,000		—			$220,800
Kramer	2/22/06	550,000	1,100,000	2,200,000	4,875	9,750	19,500		—			143,520
Rich	2/22/06	505,000	1,010,000	2,020,000	3,400	6,800	13,600					100,096
Rich	2/21/06							49,936				735,557
Rich	3/13/06								17,240	$13.16	$12.99	99,302
Harvie	2/22/06	385,000	770,000	1,540,000	2,775	5,550	11,100		—			81,696
Gingo	2/22/06	285,000	570,000	1,140,000	1,900	3,800	7,600					55,936
Gingo	5/11/06	—			—				13,390	14.81	14.65	77,126

(1)	Represents grants of awards under the Executive Performance Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Cash-Based Awards Under the Executive Performance Plan” and “— 2006 Grants and Payouts Under the Executive Performance Plan” below.

(2)	Grants of performance shares under the Performance Plans. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Performance Shares” and “— 2006 Performance Share Grants” below.

(3)	Represents Goodyear stock units issued to Mr. Rich pursuant to the Goodyear Executive Deferred Compensation Plan in respect of Mr. Rich’s deferral of his 2005 bonus awarded under the Performance Recognition Plan as well as additional stock units equal to 20% of the deferred bonus amount. See “Nonqualified Deferred Compensation.”

(4)	Represents reload grants for Mr. Gingo and Mr. Rich during 2006. These options were granted pursuant to a reload feature in previously granted stock options. Under the reload feature, the optionee has the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option plus any shares tendered to pay taxes upon such exercise. The reinvestment option is granted on, and has an exercise price equal to the fair market value of the Common Stock on, the date of the exercise of the original stock option and is subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature. Such reinvestment options vest one year from the date of grant. On May 11, 2006, Mr. Gingo was granted 13,390 reload options, of which 9,254 expire on December 3, 2012, 3,802 expire on December 2, 2013, and 334 expire on December 9, 2014. On March 13, 2006, Mr. Rich was granted 17,240 options as a reload grant. The reload option vests one year from the date of grant. Of the 17,240 reload options, 3,530 options expire on December 2, 2013, and 13,710 expire on December 3, 2012. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Stock Options” and “— 2006 Stock Option Grants” below.

(5)	The exercise price of each stock option is equal to 100% of the per share fair market value of the common stock on the date granted (calculated as the average of the high and low stock price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of common stock valued at the fair market value on the date of exercise.

2006 Grants and Payouts Under the Executive Performance Plan

2006 Grants

The Compensation Committee awarded an aggregate of 167,590 units in respect of the 2006-2008 performance period under the Executive Performance Plan. The performance criteria for the 2006 grants are cumulative net income and cumulative total cash flow, net of debt, each weighted equally. The performance targets for the 2006-2008 period generally require relatively greater improvement in performance than had been contemplated under prior years’ grants. The Compensation Committee determined that it was appropriate to make the 2006-2008 performance targets incrementally harder to achieve than those under prior grants to reflect the company’s emergence from a challenging period of recovery that began in 2003. While the committee believes the 2006-2008 targets are achievable, the targets are premised on the company meaningfully growing both net income and cumulative total cash flow during the three-year performance period.

The value of the units granted for the 2006-2008 performance period (assuming payout at $100 per unit) represents approximately 63% of the value of total long-term compensation awarded to the named executive officers in 2006. Included in the grants for the 2006-2008 performance period were grants of 46,000, 11,000, 10,100, 7,700 and 5,700 units to Messrs. Keegan, Kramer, Rich, Harvie and Gingo, respectively. Payment on each unit may range between $0 and $200 depending upon the attainment of the performance criteria described above. The number of units granted for the 2006-2008 performance period is less than the number of units granted for the 2005-2007 performance period, in part due to the shift from cash-based long-term compensation to more equity-based long-term compensation, as discussed above. It is expected that an increasing portion of overall compensation previously represented by grants under the Executive Performance Plan will be replaced going forward by grants of performance shares under the Performance Plans, reflecting a trend in the mix of our overall compensation to executives over the past two years as the market value of our common stock has risen and made stock-based compensation a more viable alternative than in prior years.

Payouts for the 2004-2006 Performance Period

In February 2007, the Compensation Committee approved payouts in respect of awards granted for the 2004-2006 performance period. The table below shows the performance goals and corresponding payout amounts (per unit) for awards granted for the 2004-2006 performance period.

	Payout per Unit
	$0-$99(1)		$100	$150	$200

Performance Measure
(2004-2006):
Cumulative net income	$	<(333)million	$(333)million	$93 million	$307 million
% of target		—	100%	128%	192%

Cumulative total cash flow	$	<(158)million	$(158)million	$242 million	$442 million
% of target		—	100%	253%	380%

(1)	Payouts at less than the target level are made at the discretion of the CEO, with the approval of the Compensation Committee.

The Executive Performance Plan permits the Committee to make adjustments to actual company results for the performance measures for extraordinary items and other relevant factors. Over the three-year performance period for the grants shown above, such items include the USW strike and restructuring charges. The table below shows actual and adjusted results with respect to the performance measures over the 2004-2006 performance period.

Performance (as %
	Target	Actual Results	Adjusted Results	of target)

Performance Measure
(2004-2006):
Cumulative net income	$(333)million	$13 million	$854 million	>200%

Cumulative total cash flow	(158)million	2,353 million	2,509 million	>200%

Based on the adjusted results over the 2004-2006 performance period, the Compensation Committee approved payout of the Executive Performance Plan awards for such period in an amount equal to 200% of the target amount per unit.

As previously noted, some of the grants made in 2004 carried guaranteed minimum payouts of either $25 or $50 per unit. During the performance period of these grants, Goodyear faced a number of substantial challenges facing the tire industry generally, such as increasing competition from low-cost manufacturers, manufacturing overcapacity and rising raw material prices. Goodyear was also faced with several company-specific challenges, such as a significant negotiation with the United Steelworkers on the terms of a new master labor agreement, the implementation of a capital structure improvement plan, and the need to implement significant cost reductions. In the face of these challenges, the targets established for the 2004 grants were considered stretch targets, the achievement of which would mean the company was on its way to financial recovery and poised for future growth. Goodyear’s performance during the period reflects the substantial progress made on its cost reduction and other strategic initiatives, its turnaround plan for its North American Tire business as well as the exemplary performance of its international business units, many of which consistently achieved record results in sales and segment operating income. This performance resulted in cumulative net income and cash flow significantly in excess of the targets established in early 2004.

The table below shows payout amounts for each of the named executive officers in respect of their grants under the Executive Performance Plan for the performance period 2004-2006:

	Target Payout as a	Payout Range as a %	Target Award	Maximum Award	Actual Award	Actual Award as a %
Name	% of Salary	of Salary	($)	($)	($)	of Salary

Keegan	348%	0% — 696%	$4,000,000	$8,000,000	$8,000,000	696%
Kramer	188%	0% — 376%	1,000,000	2,000,000	2,000,000	376%
Rich	220%	0% — 440%	1,000,000	2,000,000	2,000,000	440%
Harvie	175%	0% — 350%	800,000	1,600,000	1,600,000	350%
Gingo	155%	0% — 310%	600,000	1,200,000	1,200,000	310%

Compensation under the Executive Performance Plan is subject to Section 162(m) of the Code. In reviewing and considering payouts under the Executive Performance Plan for the 2004-2006 performance period, the Compensation Committee considered not only the impact of the lost tax deductions associated with such payouts, but also the significant tax loss carryforwards available to us from prior periods, as well as the benefits realized by our company and our stockholders from the successful efforts of our senior management team in leading the turnaround effort over the past several years. In balancing these considerations, the Compensation Committee concluded that it would be appropriate to approve payouts in respect of the grants for the 2004-2006 performance period, notwithstanding the loss of the associated tax deduction.

2006 Performance Share Grants

In February 2006, the Compensation Committee awarded an aggregate of 1,083,800 performance shares under the Performance Plans. The vesting period for these shares is 2006-2008 and the performance criteria over this period are cumulative net income and cumulative total cash flow, net of debt, each weighted equally. The aggregate value of the performance shares granted to the named executive officers in 2006 (measured at grant date fair value) was $714,932. This represented approximately 6% of total long-term compensation awarded to the named executive officers in 2006, which represented the 75th percentile of the market. In February 2006, target grants of 15,000, 9,750, 6,800, 5,550 and 3,800 performance shares were made to Messrs. Keegan, Kramer, Rich, Harvie and Gingo, respectively, having the terms described above.

2006 Stock Option Grants

During 2006, the only stock option grants to named executive officers were reload grants made to Mr. Gingo and Mr. Rich. See Note 4 to the Grants of Plan-Based Awards table above. All options granted to named executive officers during 2006 were non-qualified stock options. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2006.

								Stock Awards
										Equity
										Incentive
										Plan	Equity
	Option Awards									Awards:	Incentive
					Equity					Number	Plan
					Incentive					of	Awards:
					Plan				Market	Unearned	Market or
					Awards:			Number	Value of	Shares,	Payout
					Number of			of Shares	Shares or	Units or	Value of
	Number of		Number of		Securities			or Units	Units of	Other	Unearned
	Securities		Securities		Underlying			of Stock	Stock	Rights	Shares, Units or
	Underlying		Underlying		Unexercised	Option		that Have	that Have	that Have	Other
	Unexercised Options		Unexercised Options		Unearned	Exercise	Option	Not	Not	Not	Rights that
	Exercisable		Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Have Not Vested
Name	(#)(1)		(#)		(#)	($)(2)	Date	(#)	($)(3)	(#)	($)(4)

Keegan	250,000		—			$18.25	10/3/2010			7,500	$157,425
	80,000		—			17.68	12/4/2010
	90,000		—			22.05	12/3/2011
	35,000		—			7.94	12/3/2012
	50,000		50,000	(5)		6.81	12/2/2013
	28,548	*	—			10.91	12/3/2012
	1,950		3,900	(6)		12.54	12/9/2014
	56,300		112,600	(6)		12.54	12/9/2014
	25,103	*	—			13.62	12/3/2012
	33,134	*	—			13.62	12/2/2013
	62,500		187,500	(7)		17.15	12/6/2015
	24,122	*	—			17.18	12/3/2012
	32,559	*	—			17.18	12/2/2013
	48,941	*	—			17.18	12/9/2014

								Stock Awards
										Equity
										Incentive
										Plan	Equity
	Option Awards									Awards:	Incentive
					Equity					Number	Plan
					Incentive					of	Awards:
					Plan				Market	Unearned	Market or
					Awards:			Number	Value of	Shares,	Payout
					Number of			of Shares	Shares or	Units or	Value of
	Number of		Number of		Securities			or Units	Units of	Other	Unearned
	Securities		Securities		Underlying			of Stock	Stock	Rights	Shares, Units or
	Underlying		Underlying		Unexercised	Option		that Have	that Have	that Have	Other
	Unexercised Options		Unexercised Options		Unearned	Exercise	Option	Not	Not	Not	Rights that
	Exercisable		Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Have Not Vested
Name	(#)(1)		(#)		(#)	($)(2)	Date	(#)	($)(3)	(#)	($)(4)

Kramer	24,000		—			$27.00	4/10/2010	10,000	$209,900	4,875	$102,326
	12,000		—			17.68	12/4/2010
	20,000		—			22.05	12/3/2011
	7,500		—			15.55	8/6/2012
	3,750		—			7.94	12/3/2012
	10,400		10,400	(5)		6.81	12/2/2013
	2,861	*	—			12.21	12/3/2012
	1,950		3,900	(6)		12.54	12/9/2014
	9,300		18,600	(6)		12.54	12/9/2014
	6,822	*	—			13.83	12/2/2013
	2,668	*	—			13.83	12/3/2012
	13,000		39,000	(7)		17.15	12/6/2015
	3,253	*	—			17.35	8/6/2012
	2,371	*	—			17.35	12/3/2012
	6,117	*	—			17.35	12/2/2013
	8,961	*	—			17.35	12/9/2014
Rich	6,000		—			17.68	12/4/2010			3,400	71,366
	4,000		—			28.73	6/5/2011
	10,400		—			22.05	12/3/2011
	6,250		—			7.94	12/3/2012
	11,250		11,250	(5)		6.81	12/2/2013
	3,900		3,900	(6)		12.54	12/9/2014
	22,100		22,100	(6)		12.54	12/9/2014
	3,775	*	—			13.36	12/2/2013
	11,000		33,000	(7)		17.15	12/6/2015
	6,823	*	—			17.35	12/2/2013
	—		3,530	(8)*		13.16	12/2/2013
			13,710	(8)*		13.16	12/3/2012
Harvie	11,000		—			63.50	12/2/2007			2,775	58,247
	13,000		—			57.25	11/30/2008
	35,000		—			32.00	12/6/2009
	5,000		—			22.75	2/8/2010
	28,000		—			17.68	12/4/2010
	32,000		—			22.05	12/3/2011
	8,000		—			7.94	12/3/2012
	10,675		10,675	(5)		6.81	12/2/2013
	6,087	*	—			12.27	12/3/2012
	3,900		3,900	(6)		12.54	12/9/2014
	9,600		17,600	(6)		12.54	12/9/2014
	7,127	*	—			13.36	12/2/2013
	9,250		27,750	(7)		17.15	12/6/2015
	10,117	*	—			17.35	12/3/2012
	6,279	*	—			17.35	12/2/2013
	6,497	*	—			17.35	12/9/2014

								Stock Awards
										Equity
										Incentive
										Plan	Equity
	Option Awards									Awards:	Incentive
					Equity					Number	Plan
					Incentive					of	Awards:
					Plan				Market	Unearned	Market or
					Awards:			Number	Value of	Shares,	Payout
					Number of			of Shares	Shares or	Units or	Value of
	Number of		Number of		Securities			or Units	Units of	Other	Unearned
	Securities		Securities		Underlying			of Stock	Stock	Rights	Shares, Units or
	Underlying		Underlying		Unexercised	Option		that Have	that Have	that Have	Other
	Unexercised Options		Unexercised Options		Unearned	Exercise	Option	Not	Not	Not	Rights that
	Exercisable		Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Have Not Vested
Name	(#)(1)		(#)		(#)	($)(2)	Date	(#)	($)(3)	(#)	($)(4)

Gingo	5,600		—			$63.50	12/2/2007			1,900	$39,881
	8,000		—			57.25	11/30/2008
	24,000		—			32.00	12/6/2009
	15,000		—			17.68	12/4/2010
	18,000		—			22.05	12/3/2011
	4,500		—			7.94	12/3/2012
	6,000		6,000	(5)		6.81	12/2/2013
	3,505		3,900	(6)		12.54	12/9/2014
	8,900		8,900	(6)		12.54	12/9/2014
	3,894	*	—			14.12	12/2/2013
	5,250		15,750	(7)		17.15	12/6/2015
	—		9,254	(9)*		14.81	12/3/2012
	—		3,802	(9)*		14.81	12/2/2013
	—		334	(9)*		14.81	12/9/2014

*	Represents the grant of a “reinvestment option,” see Note 4 under Grants of Plan-Based Awards Table for additional information.

(1)	Because the options in this column were fully vested as of December 31, 2006, the vesting schedules for such options are not reported.

(2)	The exercise price of each option is equal to 100% of the per share fair market value of the common stock on the date granted (calculated as the average of the high and low stock price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of common stock valued at the fair market value on the date of exercise.

(3)	Calculated by multiplying $20.99, the closing market price of our common stock on December 29, 2006, by the number of shares which have not vested.

(4)	Calculated by multiplying $20.99, the closing market price of our common stock on December 29, 2006, by the number of shares which have not vested.

(5)	Vests in full on December 2, 2007.

(6)	Vests as to one-half of the shares on December 9, 2007, and one-half of the shares on December 9, 2008.

(7)	Vests as to one-third of the shares on each of December 6, 2007, December 6, 2008, and December 6, 2009.

(8)	Vests in full on March 13, 2007.

(9)	Vests in full on May 11, 2007.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by the named executive officers during 2006.

Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized On	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Keegan	—	—
Kramer	—	—
Rich	23,996	$131,067
Harvie	—	—
Gingo	19,895	140,745

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise. In accordance with the 2002 Performance Plan, the named executive officers delivered previously owned shares in payment of the exercise price with respect to each option exercised in 2006.

Pension Benefits

Goodyear’s Salaried Pension Plan (the “Salaried Plan”) is a defined benefit plan qualified under the Code in which many salaried employees participate, including the named executive officers. The Salaried Plan was designed to provide tax-qualified pension benefits for most Goodyear salaried employees. The Salaried Plan contains formulas based on age and service. These formulas are multiplied by five-year average compensation below and above a breakpoint ($47,100 in 2006), with the result representing a lump sum benefit under the plan. Compensation is held to the qualified plan limit under the Code, which is $220,000 for 2006. A portion of the benefit may be paid by employee contributions. The Salaried Plan provides benefits to participants who have at least five years of service upon any termination of employment. Benefits are available on a five-year certain and continuous annuity basis at age 65, by converting the lump sum to an annuity. Annuity benefits payable to a participant who retires prior to age 65 are subject to a reduction for each month retirement precedes age 65. Benefits under the Salaried Plan are funded by an irrevocable tax-exempt trust. A named executive officer’s benefits under the Salaried Plan are payable from the assets held by the tax-exempt trust.

Goodyear also maintains a Supplementary Pension Plan (the “Supplementary Plan”), a non-qualified plan partially funded by a Rabbi Trust which provides additional retirement benefits to certain officers, including all of the named executive officers. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service or retire after age 55 with at least ten years of service. The formula for an annuity benefit is based on a percentage determined using credited service (22% with 10 years, 38% with 20 years, 48% with 30 years and 54% with 40 years) times five-year average compensation above the breakpoint (noted above), with compensation inclusive of base salary and annual bonus. The five-year average compensation uses the highest five calendar years, not necessarily consecutive, out of the last ten years. Benefits are offset for the Salaried Plan and certain prior employer benefits. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction of .4% for each month retirement precedes age 62. Participants may elect a lump sum payment of benefits under the Supplementary Plan for benefits accrued and vested prior to January 1, 2005, subject to the approval of Goodyear’s ERISA Appeals Committee in respect of benefits under the Supplementary Plan. For benefits accrued or vested after December 31, 2004, a lump sum will be the default form of payment; however, these benefits cannot be distributed prior to six months after separation of service.

We also maintain a non-qualified unfunded Excess Benefit Plan that pays an additional pension benefit over that paid under the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. The additional benefit is equal to the amount a participant would have received from the Salaried Plan but does not because of the limitations imposed by the Code on pension benefits under qualified plans. This plan is provided to allow the continuation of benefits from the qualified plan to individuals whose income exceeds the Code guidelines for qualified plans. Distribution of amounts earned and vested prior to January 1, 2005, will be paid out in the same manner as the Salaried Plan unless otherwise elected by the participant at least 12 months prior to termination or severance. Distributions for amounts earned or vested after December 21, 2004, will be paid out in a lump sum six months after termination of service.

The Pension Benefits table below shows for the named executive officers the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year, for each plan.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2006, of the expected pension benefit payable at age 62 that was earned as of December 31, 2006. That is, the benefit reflects service and compensation only through 2006, not projected for future years. The benefit payment at age 62 is assumed to be the lump sum form. The present value is measured using the same assumptions used for financial reporting purposes, with the exception of the commencement age. The commencement age is assumed to be 62 because that is the age at which the Supplementary Plan benefit is payable with no reduction for early retirement. Because Mr. Harvie is older than 62, his benefit is assumed to commence on January 1, 2007.

Generally, a participant’s years of credited service under the Supplementary Plan are based on the years an employee participates in the Salaried Plan. However, in certain cases, credit for service prior to participation in the Salaried Plan is granted. Such cases include service with a predecessor employer. Mr. Keegan’s, Mr. Kramer’s and Mr. Harvie’s years of credited service include their years of service with prior employers. The benefits paid to Mr. Kramer and Mr. Harvie under the Supplementary Plan will be reduced by amounts they are entitled to receive under the pension plans maintained by their prior employers. Due to these service grants, the present value of accumulated benefit in the Pension Benefits table is $5,882,189 higher for Mr. Keegan, $518,845 higher for Mr. Kramer and $1,053,749 higher for Mr. Harvie.

Mr. Keegan, Mr. Harvie and Mr. Gingo are each eligible for immediate commencement of the benefit from both the Supplementary Plan and the Salaried Plan as of December 31, 2006. Mr. Kramer is eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2006, and will be eligible to receive a benefit from the Supplementary Plan if he remains employed until 2016. Mr. Rich is eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2006, and will be eligible to receive a benefit from the Supplementary Plan if he remains employed until 2010.

			Present Value of	Payments
		Number of Years	Accumulated Benefit	During Last
		Credited Service	($)	Fiscal Year
Name	Plan Name	(#)	(1)	($)

Keegan	Supplementary Pension Plan	21.3	$8,888,688	—
	Salaried Pension Plan	6.3	191,254	—

Kramer	Supplementary Pension Plan	20.4	800,649	—
	Salaried Pension Plan	6.8	82,959	—

Rich	Supplementary Pension Plan	6.3	425,744	—
	Salaried Pension Plan	6.3	134,182	—

Harvie	Supplementary Pension Plan	31.5	2,858,370	—
	Salaried Pension Plan	11.5	350,148	—

Gingo	Supplementary Pension Plan	40.6	2,863,310	—
	Salaried Pension Plan	40.6	1,019,614	—

(1)	All amounts shown are estimates as of December 31, 2006; the actual benefits to be paid to the named executive officers will be based on their credited service, compensation, and other factors at the time of their retirement.

The amounts set forth in the table above are based on the following assumptions:

•	the measurement date is December 31, 2006

•	the form of payment is a lump sum

•	the interest rate used to calculate the lump sum payment:

•	Salaried Plan: 5.25%

•	benefits commencing in 2007 under the Supplementary Plan (Harvie, Gingo): 3.50%

•	benefits commencing 2008-2009 under the Supplementary Plan (Keegan): 4.75%

•	benefits commencing 2010 or later under the Supplementary Plan (Kramer, Rich): 5.75%

•	the mortality assumptions used to calculate the accumulated benefit are those set forth in Revenue-Ruling 2001-62 for the Salaried Plan, and those set forth in UP-1984 Mortality for the Supplementary Plan

•	the discount rate used to determine the present value of the accumulated benefit is 5.75%

•	the benefit commencement age is 62 (or, if older, age at the measurement date)

•	the accumulated benefit is calculated based on credited service and pay as of December 31, 2006

Nonqualified Deferred Compensation

The Goodyear Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer salary and bonus payments under Performance Recognition Plan awards. Amounts deferred are treated as compensation in the year deferred for purposes of calculating accrued benefits under the Salaried Plan, but are treated as compensation in the year earned for purposes of calculating benefits under other benefit plans. Deferred amounts may be invested in one of five investment alternatives. Four of these investment alternatives are mutual funds managed by The Northern Trust Company, and currently include a money market fund, bond fund, equity index fund, and a balanced fund. The average interest rate payable with respect to funds invested in the Northern Trust money market fund was 4.72% for the year ended December 31, 2006. The fifth investment vehicle is an aggressive growth fund managed by American Century Investments. Investment elections may be changed daily. Distribution of deferred amounts may begin after separation of service or in a selected number of years ranging from 1 to 20. Payment of deferred amounts will be in a lump sum or up to 15 annual installments, as elected at the time of deferral. Redeferral is allowed only if elected one (1) year prior to the scheduled payout and the new deferral does not commence for at least five (5) years after the originally scheduled date of distribution.

The deferred compensation plan is unfunded. For 2006, Mr. Rich is the only named executive officer who made deferrals under the plan. In 2006, Mr. Rich deferred his 2005 Performance Recognition Plan bonus into Goodyear stock units, and received a 20% premium in stock units as provided in the Deferred Compensation Plan. There is no premium or guaranteed return associated with the deferral. The stock units will be converted to shares of Goodyear common stock and paid to Mr. Rich on the first business day of the third year following the end of the plan year under which the award was earned.

The following table sets forth certain information regarding nonqualified deferred compensation of the named executive officers.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

Keegan	—	—	$82,178	—	$609,827
Kramer	—	—	8,493	—	113,880
Rich	$612,964	$122,593	321,659	$412,632	1,264,298
Harvie	—	—	—	—	—
Gingo	—	—	8,715	—	55,948

(1)	Represents deferral in 2006 of amounts awarded under the Performance Recognition Plan in respect of performance in 2005. The entire amount of Mr. Rich’s award in respect of 2005 was deferred by Mr. Rich in 2006 into stock units pursuant to the Deferred Compensation Plan.

(2)	Represents stock units awarded to Mr. Rich in an amount equal to 20% of the amount Mr. Rich deferred pursuant to the Deferred Compensation Plan in 2006. All of this amount is included in the Summary Compensation Table in the “Stock Awards” column.

(3)	No portion of these earnings were included in the Summary Compensation Table because the Executive Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments Upon Termination or Change-in-Control

We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.

“Double Trigger” Severance Plan

The Goodyear Employee Severance Plan (the “Severance Plan”) provides certain severance benefits when employees are terminated in certain circumstances within two years following a change in control. Our Severance Plan is a “Double Trigger” plan, meaning that there is no payment unless a change in control occurs and there is a subsequent termination. The Severance Plan covers our employees and employees of our domestic subsidiaries who participate in the Salaried Plan. Under the Severance Plan, if a full-time salaried employee covered by the plan who has at least one year of service is involuntarily terminated (as defined in the Severance Plan) within two years following a change in control (as defined below), the employee is entitled to receive severance pay equal to the sum of (a) two weeks’ pay for each full year of service and (b) one month’s pay for each $12,000 of total annual compensation (which includes base salary plus incentive compensation received during the 12 months prior to termination). The severance pay may be paid in a lump sum or, at the employee’s election, on a regular salary payroll interval basis. Severance pay may not exceed two times the employee’s total annual compensation. In addition, medical benefits and basic life insurance coverage will be provided on the same basis as in effect prior to termination, for the same number of weeks for which severance pay is provided. A change in control is deemed to occur upon the acquisition of 35% or more of our common stock by any “acquiring person” or any change in the composition of the Board with the effect that a majority of the directors are not “continuing directors.”

It is our expectation that should a change in control transaction occur, many of our employees would retain their jobs and continue to be employed by the surviving company and, therefore, would not be entitled to benefits under the Severance Plan.

Other Severance Benefits

In addition to benefits provided under the Severance Plan, under appropriate circumstances, such as reductions in force or elimination of positions, we may provide severance benefits to executive officers, including the named executive officers, whose employment terminates prior to retirement. In determining whether to provide such benefits and in what amount, we consider all relevant facts and circumstances, including length of service, circumstances of the termination, the named executive officer’s contributions to company objectives, and other relevant factors. When we provide such benefits, typically the amount of severance is the equivalent of six to 18 months of base salary plus an amount based on the individual’s target bonus then in effect over an equivalent period. The severance payment may be paid in a lump sum or in installments. We also may provide limited outplacement and personal financial planning services to eligible named executive officers following their termination. The Compensation Committee reviews and approves any such severance benefits.

CEO Employment Agreement

Mr. Keegan’s employment agreement provides for the payment of severance compensation if we terminate his employment without “cause” or if Mr. Keegan terminates his employment for “good reason,” as such terms are defined in such agreement. Severance compensation consists of (i) two times the sum of Mr. Keegan’s annual base salary and target bonus then in effect, plus (ii) the pro rata portion of Mr. Keegan’s target bonus for the then-current fiscal year. This severance compensation is not payable if, and to the extent that, Mr. Keegan receives benefits under the Severance Plan. Mr. Keegan’s employment agreement also provides that if Mr. Keegan is subject to any excise taxes resulting from a severance payment (including a change in control) he is entitled to receive an additional amount sufficient to cover the amount of any such excise or related taxes. If severance compensation is paid to Mr. Keegan under the agreement, the agreement restricts Mr. Keegan from participating in any business that competes with us for a period of two years. The term of this agreement ends on February 28, 2009.

Quantification of Termination Benefits

The tables below show amounts that would be payable to each of the named executive officers, as of December 31, 2006, upon the termination of their employment in the circumstances indicated in each column of the tables. The amounts shown are calculated on the assumption that the triggering event occurred on December 31, 2006. Other assumptions used to determine such amounts are described below.

Performance Recognition Plan. The amounts shown in the tables for annual cash bonus under the Performance Recognition Plan are the amounts earned under Performance Recognition Plan bonus awards for the year ended December 31, 2006. Such amounts are payable at the normal time that payouts are made for 2006 bonus awards under the Performance Recognition Plan. The “Termination for Cause” scenario assumes no payout because the plan gives the Compensation Committee and the CEO (for named executive officers other than the CEO) and the Compensation Committee (for the CEO) discretion to eliminate or reduce performance awards prior to payout.

Severance Payments. Amounts shown in the column captioned “Termination Without Cause” equal 18 months of the named executive officer’s base salary, which represents the maximum amount of such severance paid by Goodyear historically in this scenario. (See “Other Severance Benefits” above.) In accordance with the terms of the Severance Plan, the amounts shown in the column captioned “Involuntary Termination Within Two Years of Change in Control” equal the sum of (a) two weeks’ pay for each full year of service and (b) one month’s pay for each $12,000 of total annual compensation (which includes base salary plus incentive compensation received during the 12 months prior to termination), subject to an overall limit of two times annual compensation, as well as the estimated cost of medical benefits and basic life insurance coverage on the same basis as in effect prior to termination for the same period.

Performance Shares. The amounts shown in the tables for performance shares are divided equally between cash and equity, and represent the value (calculated based on a per share price of $20.99, the closing market price of our common stock on December 29, 2006) of all outstanding unvested performance shares as of December 31, 2006. For awards of performance shares with performance periods ending after December 31, 2006, this amount includes a pro rata portion, through December 31, 2006, of the value of such shares based on the estimated vesting with respect to such awards (e.g., there is no payment related to unvested performance shares). In the event of termination for cause, it is assumed the Committee would exercise its discretion to cancel any outstanding awards.

Executive Performance Plan. The amounts shown in the tables for cash payouts under the Executive Performance Plan are the estimated payouts under all outstanding Executive Performance Plan grants as of December 31, 2006. For grants with performance periods ending on December 31, 2006, the amount shown includes the amount actually earned under such grants, and for grants with performance periods ending after December 31, 2006, the amount shown includes a pro rata portion, through December 31, 2006, of the total amount payable under such grants based on the estimated future payouts under such grants as of December 31, 2006. Under the Executive Performance Plan, an employee whose employment is terminated is entitled to a pro rated payout for uncompleted performance periods only if such employee was eligible for retirement as of the date of termination; since Messrs. Rich and Kramer were not eligible for retirement as of December 31, 2006, the amounts shown for them only cover the completed 2004-2006 performance period. Amounts are payable at the normal time that payouts are made for outstanding grants under the Executive Performance Plan. The “Termination for Cause” scenario assumes no payout because the plan gives the Compensation Committee and the CEO (for named executive officers other than the CEO) discretion to eliminate or reduce performance awards prior to payment.

Stock Options. The Performance Plans provide that unexercised stock options terminate automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee. For these purposes, resignations, terminations without cause, and involuntary terminations within two years following a change in control are treated like a retirement if the employee is eligible for retirement as of the date of termination. Accordingly, the amounts shown in the tables for stock options is the in-the-money value of all outstanding unvested stock options as of December 31, 2006 (calculated based on a per share price of $20.99, the closing market price of our common stock on December 29, 2006). In the event of a termination for cause, it is assumed that the Committee would exercise its discretion to cancel any outstanding unvested stock options.

Supplementary Pension Plan. The amounts shown in the tables for Supplementary Pension Plan are the amounts that would be payable to the named executive officer under such plan if the named executive officer’s employment was terminated on December 31, 2006, and such named executive officer was eligible for retirement as of such date. Such amount would be payable in a lump sum six months after termination of employment. No amounts are shown for Messrs. Kramer and Rich because they were not eligible for retirement as of December 31, 2006.

Other Benefits. The amounts shown for other benefits include payments for outplacement services (only in the case of termination without cause and involuntary termination within two years of a change in control, and in each case capped at $25,000 per year), personal financial planning services (in the amount of $9,000), payment of accrued vacation and reimbursement of COBRA payments for a period of 18 months following termination of employment (only in the case of termination without cause and involuntary termination within two years of a change in control). In the case of Messrs. Harvie and Gingo, these amounts also include retiree life insurance benefits.

Robert J. Keegan (Chairman of the Board, Chief Executive Officer and President)

							Involuntary
							Termination
			Termination				Within Two
			Without				Years of
			Cause/For				Change in
	Resignation		Good Reason	Termination For			Control
Benefits or Payments	(1)		(2)	Cause	Retirement		(3)

Annual Cash Bonus under Performance Recognition Plan	$2,244,000	*	$2,244,000 *	—	$2,244,000	*	$2,244,000 *
Cash Severance	—		5,700,000	—	—		10,663,080
Performance Shares-Cash Component	52,475		52,475	—	52,475		314,850
Cash Payout under Executive Performance Plan Awards	15,400,000	†	15,400,000 †	—	15,400,000	†	15,400,000 †
Total Cash	17,696,475		23,396,475	—	17,696,475		28,621,930
Equity
Restricted Stock	—		—	—	—		—
Performance Shares	52,475		52,475	—	52,475		314,850
Stock Options	2,413,425		2,413,425	—	2,413,425		2,413,425
Total Equity	2,465,900		2,465,900	—	2,465,900		2,728,275
Retirement Benefits
Salaried Pension Plan	197,144		197,144	$197,144	197,144		197,144
Supplementary Pension Plan	11,512,525		11,512,525	11,512,525	11,512,525		11,512,525
Excess Benefits Plan	—		—	—	—		—
Retiree Medical	—		—	—	—		—
Total Retirement Benefits	11,709,669		11,709,669	11,709,669	11,709,669		11,709,669
Vested Deferred Compensation	609,827		609,827	609,827	609,827		609,827
Other Benefits	148,739		172,799	110,577	148,739		172,799
Excise Tax Gross-Up	N/A		5,525,426(4)	N/A	N/A		7,731,589(4)

Total	$32,630,610		$43,880,096	$12,430,073	$32,630,610		$51,574,089

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

†	$8,000,000 of this amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The remaining portion would be payable, if at all, only upon achievement of the applicable targets, and following the completion of the applicable three year performance period.

(1)	Also includes death and disability.

(2)	In accordance with Mr. Keegan’s employment agreement, in connection with a termination without cause or for good reason, Mr. Keegan is entitled to a cash severance payment equal to two times the sum of his annual base salary and target bonus.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” are payable following a change in control, regardless of whether there is a subsequent termination.

(4)	In accordance with Mr. Keegan’s employment agreement, this is an estimated amount for excise taxes and related gross-up to be paid in connection with the applicable termination event.

Richard J. Kramer (Executive Vice President and Chief Financial Officer)

							Involuntary
							Termination
							Within Two
							Years of
			Termination				Change in
	Resignation		Without	Termination For	Retirement		Control
Benefits or Payments	(1)		Cause	Cause	(2)		(3)

Annual Cash Bonus under Performance Recognition Plan	$667,400	*	$667,400 *	—	$667,400	*	$667,400 *
Cash Severance	—		1,500,000	—	—		2,588,738
Performance Shares-Cash Component	—		—	—	—		204,653
Cash Payout under Executive
Performance Plan Awards	2,000,000	†	2,000,000 †	—	2,000,000	†	2,000,000 †
Total Cash	2,667,400		4,167,400	—	2,667,400		5,460,791
Equity
Restricted Stock	209,900		209,900	$209,900	209,900		209,900
Performance Shares	—		—	—	—		204,653
Stock Options	—		—	—	—		487,357
Total Equity	209,900		209,900	209,900	209,900		901,910
Retirement Benefits
Salaried Pension Plan	92,333		92,333	92,333	92,333		92,333
Supplementary Pension Plan	—		—	—	—		—
Excess Benefits Plan	206,627		206,627	206,627	206,627		206,627
Retiree Medical	—		—	—	—		—
Total Retirement Benefits	298,960		298,960	298,960	298,960		298,960
Vested Deferred Compensation	113,880		113,880	113,880	113,880		113,880
Other Benefits	40,769		110,873	40,769	40,769		110,873

Total	$3,330,909		$4,901,013	$663,509	$3,330,909		$6,886,414

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

†	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	Also includes death and disability.

(2)	Mr. Kramer is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” are payable following a change in control, regardless of whether there is a subsequent termination.

Jonathan D. Rich (President, North American Tire)

								Involuntary
								Termination
								Within Two
								Years of
			Termination		Termination			Change in
	Resignation		Without		For	Retirement		Control
Benefits or Payments	(1)		Cause		Cause	(2)		(3)

Annual Cash Bonus under Performance Recognition Plan	$200,000	*	$200,000	*	—	$200,000	*	$200,000	*
Cash Severance	—		1,282,500		—	—		2,746,754
Performance Shares-Cash Component	—		—		—	—		142,732
Cash Payout under Executive Performance Plan Awards	2,000,000	†	2,000,000	†	—	2,000,000	†	2,000,000	†
Total Cash	2,200,000		3,482,500		—	2,200,000		5,089,486
Equity
Restricted Stock	—		—		—	—		—
Performance Shares	—		—		—	—		142,732
Stock Options	—		—		—	—		640,934
Total Equity	—		—		—	—		783,666
Retirement Benefits
Salaried Pension Plan	142,483		142,483		$142,483	142,483		142,483
Supplementary Pension Plan	—		—		—	—		—
Excess Benefits Plan	344,063		344,063		344,063	344,063		344,063
Retiree Medical	—		—		—	—		—
Total Retirement Benefits	486,546		486,546		486,546	486,546		486,546
Vested Deferred Compensation	1,264,298		1,264,298		1,264,298	1,264,298		1,264,298
Other Benefits	43,750		113,797		43,750	43,750		113,797

Total	$3,994,594		$5,347,141		$1,794,594	$3,994,594		$7,737,793

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

†	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	Also includes death and disability.

(2)	Mr. Rich is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” are payable following a change in control, regardless of whether there is a subsequent termination.

C.	Thomas Harvie (Senior Vice President, General Counsel and Secretary)

								Involuntary
								Termination
								Within Two
								Years of
			Termination		Termination			Change in
	Resignation		Without		For			Control
Benefits or Payments	(1)		Cause		Cause	Retirement		(2)

Annual Cash Bonus under Performance Recognition Plan	$411,800	*	$411,800	*	—	$411,800	*	$411,800	*
Cash Severance	—		1,120,500		—	—		2,546,616
Performance Shares-Cash Component	19,416		19,416		—	19,416		116,495
Cash Payout under Executive Performance Plan Awards	2,963,334	†	2,963,334	†	—	2,963,334	†	2,963,334	†
Total Cash	3,394,550		4,515,050		—	3,394,550		6,038,245
Equity
Restricted Stock	—		—		—	—		—
Performance Shares	19,416		19,416		—	19,416		116,495
Stock Options	439,607		439,607		—	439,607		439,607
Total Equity	459,023		459,023		—	459,023		556,102
Retirement Benefits
Salaried Pension Plan	358,679		358,679		$358,679	358,679		358,679
Supplementary Pension Plan	3,044,693		3,044,693		3,044,693	3,044,693		3,044,693
Excess Benefits Plan	—		—		—	—		—
Retiree Medical	31,534		31,534		31,534	31,534		31,534
Total Retirement Benefits	3,434,906		3,434,906		3,434,906	3,434,906		3,434,906
Vested Deferred Compensation	—		—		—	—		—
Other Benefits	35,154		105,204		35,154	35,154		105,204

Total	$7,323,633		$8,514,183		$3,470,060	$7,323,633		$10,134,457

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

†	$1,600,000 of this amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The remaining portion would be payable, if at all, only upon achievement of the applicable targets, and following the completion of the applicable three year performance period.

(1)	Also includes death and disability.

(2)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” are payable following a change in control, regardless of whether there is a subsequent termination.

Joseph M. Gingo (Executive Vice President Quality Systems and Chief Technical Officer)

								Involuntary
								Termination
								Within Two
								Years of
			Termination		Termination			Change in
	Resignation		Without		For			Control
Benefits or Payments	(1)		Cause		Cause	Retirement		(2)

Annual Cash Bonus under Performance Recognition Plan	$351,000	*	$351,000	*	—	$351,000	*	$351,000	*
Cash Severance	—		967,500		—	—		2,085,692
Performance Shares-Cash Component	13,294		13,294		—	13,294		79,762
Cash Payout under Executive Performance Plan Awards	2,230,000	†	2,230,000	†	—	2,230,000	†	2,230,000	†
Total Cash	2,594,294		3,561,794		—	2,594,294		4,746,454
Equity
Restricted Stock	—		—		—	—		—
Performance Shares	13,294		13,294		—	13,294		79,762
Stock Options	336,470		336,470		—	336,470		336,470
Total Equity	349,764		349,764		—	349,764		416,232
Retirement Benefits
Salaried Pension Plan	1,048,220		1,048,220		$1,048,220	1,048,220		1,048,220
Supplementary Pension Plan	3,060,681		3,060,681		3,060,681	3,060,681		3,060,681
Excess Benefits Plan	—		—		—	—		—
Retiree Medical	63,006		63,006		63,006	63,006		63,006
Total Retirement Benefits	4,171,907		4,171,907		4,171,907	4,171,907		4,171,907
Vested Deferred Compensation	55,948		55,948		55,948	55,948		55,948
Other Benefits	93,239		163,038		93,239	93,239		163,038

Total	$7,265,152		$8,302,451		$4,321,094	$7,265,152		$9,553,579

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

†	$1,200,000 of this amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The remaining portion would be payable, if at all, only upon achievement of the applicable targets, and following the completion of the applicable three year performance period.

(1)	Also includes death and disability.

(2)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” are payable following a change in control, regardless of whether there is a subsequent termination.

Director Compensation

The table below sets forth information regarding the compensation paid to our non-employee directors during 2006.

	Fees Earned or Paid
	in Cash	Stock Awards	All Other	Total
Name	($)	($)(1)	Compensation ($)(2)	($)

Boland	$85,000	$172,009	$34,622	$291,631
Breen	130,000	269,924	1,143	401,067
Forsee	—(3)	294,521	21,493	316,014
Hudson	75,000	233,447		308,447
Minter	56,248 (4)	237,809	346	294,403
Morrison	70,000	126,835		196,835
O’Neal	75,000	146,200	904	222,104
Peterson	70,000	140,075	752	210,827
Sullivan	35,000	28,768		63,768
Weidemeyer	70,000	131,066	965	202,031
Wessel	74,946	94,996	1,156	171,098

(1)	Represents the amount recognized for financial statement reporting purposes for 2006. Amounts for all directors include quarterly grants of deferred share equivalent units with a grant date fair value of $20,000 pursuant to the Outside Directors’ Equity Participation Plan. Amounts also reflect the increase in value of the director’s plan account from December 31, 2005 to December 31, 2006. For further information regarding such plan, see the description of the Outside Directors’ Equity Participation Plan below. For Mr. Forsee, the amount also includes additional deferred share equivalent units granted quarterly in lieu of his cash retainer, each grant in the amount of $17,500 (or $70,000 for the year). For Mr. Minter, the amount also includes additional deferred share equivalent units granted quarterly in lieu of a portion of his cash retainer, each grant in the amount of $4,688 (or $18,752 for the year).

As of December 31, 2006, the directors held the total number of deferred share equivalent units indicated next to his or her name:

Name	Number of Units

Boland	22,365
Breen	52,774
Forsee	33,240
Hudson	41,445
Minter	35,521
Morrison	8,336
O’Neal	14,350
Peterson	12,448
Sullivan	1,392
Weidemeyer	9,650
Wessel	4,596

(2)	Represents reimbursement of taxes in respect of income associated with the company’s provision of up to two sets of automobile tires per year to the directors. For Messrs. Boland and Forsee, this also includes premiums of $34,185 and $20,874, respectively, on life insurance policies which will be used to cover Goodyear’s obligation to make a charitable donation recommended by such directors following their death, pursuant to the Director’s Charitable Award Program, as described below. The aggregate incremental cost to the company of the life insurance policies is the annual premium and related fees.

(3)	Mr. Forsee deferred all of his cash retainer for 2006 ($70,000) in the form of deferred share equivalent units.

(4)	Mr. Minter deferred $18,752 of his total cash retainer for 2006 ($75,000) in the form of deferred share equivalent units.

Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, a combination of cash retainer and stock awards pursuant to the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”).

For the year ended December 31, 2006, outside directors received cash compensation in the amount of $17,500 per calendar quarter. The Lead Director received an additional $13,750 per calendar quarter. The chairperson of the Audit Committee received an additional $3,750 per calendar quarter and the chairpersons of all other committees received an additional $1,250 per calendar quarter. Any director who attended more than 24 board and committee meetings received $1,700 for each additional meeting attended ($1,000 if the meeting was attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. A director who is also an officer or an employee of Goodyear or any of its subsidiaries does not receive additional compensation for his or her services as a director.

Outside directors also participate in the Directors’ Equity Plan, which is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of the Common Stock. For the year ended December 31, 2006, on the first business day of each calendar quarter each eligible director who was a director for the entire preceding calendar quarter had $20,000 accrued to his or her plan account. Amounts accrued are converted into units equivalent in value to shares of common stock at the fair market value of the common stock on the accrual date. Under this plan, the units receive dividend equivalents (if dividends are paid) at the same rate as the common stock, which dividends will also be converted into units in the same manner. The Directors’ Equity Plan also permits each participant annually to elect to have 25%, 50%, 75% or 100% of his or her cash retainer and meeting fees deferred and converted into share equivalents on substantially the same basis.

In February 2007, the Board of Directors, upon the recommendation of the Compensation Committee, approved an increase in the compensation paid to our outside directors to bring the level of director compensation more into line with market median levels based on a benchmarking process similar to that used for evaluating executive officer compensation. Effective beginning January 1, 2007, the cash retainer for outside directors increased to $18,750 per calendar quarter. In addition, the chairperson of the Audit Committee and the chairpersons of all other committees will receive an additional $1,250 per calendar quarter. The additional cash compensation for the Lead Director and the fees payable to directors who attend more than 24 board and committee meetings remained unchanged. In addition, effective beginning January 1, 2007, on the first business day of each calendar quarter each eligible director who has been a director for the entire preceding calendar quarter will have $23,750 accrued to his or her plan account under the Directors’ Equity Plan.

On February 27, 2007, the Compensation Committee recommended, and the Board of Directors approved, stockholding guidelines for directors. These guidelines specify that a director must accumulate and hold a number of shares equal in value to five times the annual cash retainer within five years of the later of the effective date of the program or the date of election as a director. Shares owned directly and units accrued to an Outside Directors’ Equity Participation Plan account are counted as ownership in assessing compliance with the guidelines.

A participating director is entitled to benefits under the Directors’ Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits. Benefits may not be denied or reduced if, prior to leaving the Board of Directors, the director either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The units will be converted to a dollar value at the price of the Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amounts earned and vested prior to January 1, 2005, will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the fifth business day following the conversion from units to a dollar value. Amounts earned and vested after December 31, 2004, will be paid out in a lump sum on the fifth business day following the conversion from units to dollar value. Amounts in Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.

Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by each director after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear expects to recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program. This program is not available to directors elected after October 1, 2005.

OTHER MATTERS

During 2006, Goodyear and its subsidiaries, in the ordinary course of their business and at competitive prices and terms, made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-employee directors are executive officers and/or directors. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under the “Board of Directors and Executive Officers Conflict of Interest Policy,” Directors and executive officers are expected to promptly disclose potential conflicts of interest to Goodyear’s General Counsel, who may consult with the Chairman of the Governance Committee on matters of interpretation of the policy. Any waivers of the policy are required to be approved by the Board of Directors, and any such waivers will be promptly disclosed to shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports of holdings and transactions in our equity securities with the Securities and Exchange Commission. As a practical matter, we assist our directors and officers by completing and filing these reports electronically on their behalf. We believe that our directors and officers timely complied with all such filing requirements with respect to 2006.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed PricewaterhouseCoopers LLP as Goodyear’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Goodyear for PricewaterhouseCoopers LLP

The following table presents fees and expenses for services rendered by PricewaterhouseCoopers LLP for fiscal 2006 and 2005.

(in thousands)	2006	2005
Audit Fees and Expenses(1)	$15,498	$16,095
Audit-Related Fees and Expenses(2)	2,955	3,870
Tax Fees and Expenses(3)	1,293	1,866
All Other Fees and Expenses(4)	370	250

Total	$20,116	$22,081

(1)	Audit fees and expenses represents fees and expenses for professional services provided in connection with the audit of our financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees and expenses consists primarily of accounting consultations, employee benefit plan audits and services related to business acquisitions and divestitures.

(3)	Tax fees and expenses consists primarily of assistance in the preparation of international tax returns, consultations on various tax matters worldwide and, prior to June 30, 2006, expatriate tax services.

(4)	All other fees and expenses principally includes forensic accounting investigative services.

All audit, audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax services and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chair of the Committee. The Chair is to report any such pre-approval decisions to the Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of Goodyear’s financial information and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP, Goodyear’s independent registered public accounting firm, is responsible for conducting independent audits of Goodyear’s financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements, management’s assessment, and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and PricewaterhouseCoopers LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Goodyear’s internal control over financial reporting with management and PricewaterhouseCoopers LLP. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP their independence from Goodyear.

Based on the review and discussions with management and PricewaterhouseCoopers LLP referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear publish the consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2006 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2006 and in its 2006 Annual Report to Shareholders.

The Audit Committee

James C. Boland, Chairman	John G. Breen
Gary D. Forsee	Shirley D. Peterson

MISCELLANEOUS

SUBMISSION OF SHAREHOLDER PROPOSALS

If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2008 annual meeting of shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by Goodyear prior to the close of business on November 12, 2007. In addition, if a shareholder intends to present a proposal at Goodyear’s 2008 annual meeting without the inclusion of such proposal in Goodyear’s proxy materials and written notice of such proposal is not received by Goodyear on or before January 24, 2008, proxies solicited by the Board of Directors for the 2008 annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting. Shareholder proposals should be sent to the executive offices of Goodyear, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SAVINGS PLAN SHARES

A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in Goodyear’s employee savings plans. Shares of Common Stock held in the trust for these plans will be voted by the trustee as instructed by the plan participants. Shares held in the trust for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the applicable savings plan.

INTERNET AND TELEPHONE VOTING

You may vote your shares using the Internet by accessing the following web site:

http://www.proxyvote.com

or by making a toll-free telephone call within the United States of America or Canada using a touch-tone telephone to the toll-free number provided on your proxy card, or if you hold your shares in “street name,” on the voting instruction card provided by your broker or nominee.

SHAREHOLDERS SHARING THE SAME ADDRESS

Goodyear has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Goodyear is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless Goodyear has received contrary instructions from an affected shareholder. This procedure reduces Goodyear’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Goodyear will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Goodyear’s Investor Relations Department at The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Investor Relations, telephone (330) 796-3751. You may also access Goodyear’s annual report and proxy statement on the Investor Relations section of Goodyear’s website at www.goodyear.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of Goodyear’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact Goodyear’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

GOODYEAR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF GOODYEAR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: THE GOODYEAR TIRE & RUBBER COMPANY, 1144 EAST MARKET STREET, AKRON, OHIO 44316-0001, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.GOODYEAR.COM.

COSTS OF SOLICITATION

The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained Georgeson Inc., 17 State Street, New York, New York 10004, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses. Georgeson Inc. may solicit proxies from shareholders by mail, telephone, or telegraph. In addition, officers or other employees of Goodyear may, without additional compensation therefor, solicit proxies in person or by telephone or the Internet.

March 9, 2007

By Order of the Board of Directors

C. Thomas Harvie, Secretary

700-862-928-71700

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 9, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 9, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,
please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GOODY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2, and AGAINST Items 3, 4 and 5.

Vote on Directors

ITEM 1.	Election of Directors

NOMINEES:	01) James C. Boland 02) John G. Breen 03) William J. Hudson Jr. 04) Robert J. Keegan 05) Steven A. Minter 06) Denise M. Morrison	07) Rodney O'Neal 08) Shirley D. Peterson 09) G. Craig Sullivan 10) Thomas H. Weidemeyer 11) Michael R. Wessel

Vote on Proposals		For	Against	Abstain

ITEM 2.	Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

ITEM 3.	Shareholder Proposal re: Adopt Simple Majority Vote	☐	☐	☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.

		YES	NO

Please indicate if you plan to attend this meeting		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

			For	Against	Abstain

ITEM 4.	Shareholder Proposal re: Pay-for-Superior-Performance		☐	☐	☐

ITEM 5.	Shareholder Proposal re: Supplemental Executive Retirement Plan Policy		☐	☐	☐

The undersigned hereby acknowledges receipt of Notice of 2007 Annual Meeting of Shareholders and Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Annual Meeting of shareholders
The Goodyear Tire & Rubber Company
April 10, 2007
9:00 a.m.
Office Of The Company
Goodyear Theater
1201 East Market Street
Akron, Ohio
PLEASE VOTE —YOUR VOTE IS IMPORTANT

THE GOODYEAR TIRE & RUBBER COMPANY
PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints C. Thomas Harvie, Richard J. Kramer and Bertram Bell and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at its offices in Akron, Ohio, on Tuesday, April 10, 2007, at 9:00 A.M., Akron time, and at any and all adjournments thereof; with the power to vote said shares for the election of eleven Directors of the Company (with discretionary authority to cumulate votes), upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.
If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors (with discretionary authority to cumulate votes), FOR Item 2, and AGAINST the proposals listed as Items 3, 4, and 5.
If you plan to attend the 2007 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 9, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 9, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,
please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GOODY5	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2, and AGAINST Items 3, 4 and 5.

Vote on Directors

ITEM 1.	Election of Directors

NOMINEES:	01) James C. Boland 02) John G. Breen 03) William J. Hudson, Jr. 04) Robert J. Keegan 05) Steven A. Minter 06) Denise M. Morrison	07) Rodney O’Neal 08) Shirley D. Peterson 09) G. Craig Sullivan 10) Thomas H. Weidemeyer 11) Michael R. Wessel

Vote on Proposals		For	Against	Abstain

ITEM 2.	Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

ITEM 3.	Shareholder Proposal re: Adopt Simple Majority Vote	☐	☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

			For	Against	Abstain

ITEM 4.	Shareholder Proposal re: Pay-for-Superior-Performance		☐	☐	☐

ITEM 5.	Shareholder Proposal re: Supplemental Executive Retirement Plan Policy		☐	☐	☐

Authorization: I acknowledge receipt of the Notice of 2007 Annual Meeting and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in this Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

	YES	NO
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Annual Meeting of shareholders
The Goodyear Tire & Rubber Company
April 10, 2007
9:00 a.m.
Office Of The Company
Goodyear Theater
1201 East Market Street
Akron, Ohio
PLEASE VOTE—YOUR VOTE IS IMPORTANT

CONFIDENTIAL VOTING INSTRUCTIONS 2007 ANNUAL MEETING OF SHAREHOLDERS
THE GOODYEAR TIRE & RUBBER COMPANY EMPLOYEE SAVINGS AND OTHER PLANS
Solicited on Behalf of the Board of Directors
April 10, 2007
The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Tuesday, April 10, 2007, are delivered herewith.
Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on February 16, 2007.
As a participant in and a named fiduciary (i.e. the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to this account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If you wish to have the shares allocated to this account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.
I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to this account under each plan at February 16, 2007 at the Annual Meeting of Shareholders to be held on April 10, 2007 and at any adjournment thereof as indicated on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof.
Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of Directors (with discretionary authority to cumulate votes), FOR Item 2, and AGAINST the proposals listed as Items 3, 4 and 5.
If you plan to attend the 2007 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.